Registration No. 333-________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                           JAMES MONROE BANCORP, INC.
                 (Name of small business issuer in its charter)

           Virginia                        6021                      54-1941875
 (State or other jurisdiction        (Primary Standard            (I.R.S. Employer
     of incorporation or         Industrial Classification     Identification Number)
        organization)                  Code Number)

                              3033 Wilson Boulevard
                            Arlington, Virginia 22201
                                  703.524.8100
          (Address and telephone number of principal executive offices)

                        John R. Maxwell, President & CEO
                           James Monroe Bancorp, Inc.
                              3033 Wilson Boulevard
                            Arlington, Virginia 22201
                                  703.524.8100
 (Name, address, including zip code, and telephone number of agent for service)

                                   Copies to:
                             Noel M. Gruber, Esquire
                             David H. Baris, Esquire
                         Kennedy, Baris & Lundy, L.L.P.
                         4701 Sangamore Road, Suite P-15
                            Bethesda, Maryland 20816

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.                   [_] ____________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ____________

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                          [_] ____________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                           CALCULATION OF REGISTRATION FEE
====================== ================ ===================== ======================= ========================
 Title of Shares to     Dollar Amount     Proposed Maximum       Proposed Maximum     Amount of Registration
    be Registered           to be        Offering Price Per     Aggregate Offering              Fee
                         Registered             Unit                  Price
---------------------- ---------------- --------------------- ----------------------- ------------------------
Common stock             $7,000,000            $16.00               $7,000,000                $1,848
====================== ================ ===================== ======================= ========================

(1) Registration fee calculated in accordance with Rule 457(a).

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 Subject to Completion - Dated __________, 2000

PROSPECTUS

                       ___________ SHARES OF COMMON STOCK
                          MINIMUM PURCHASE - 400 SHARES

                        [Logo] JAMES MONROE BANCORP, INC.

         James Monroe Bancorp, Inc. is the holding company for James Monroe Bank, Arlington, Virginia.

         James Monroe Bancorp is offering to sell newly issued shares of its common stock at a price currently expected to be between $13.50 and $16.00 per share. We intend to limit the aggregate offering price of all shares offered to $5,000,000, for an offering of between 312,500 and 370,370 shares. If the volume of subscriptions exceeds the number of shares offered, we may also sell up to an additional $2,000,000 of newly issued shares of common stock, or an additional 125,000 to 148,148 shares.

         There is no minimum number of shares which must be sold in the offering. The offering is being made through the efforts of our directors and executive officers. Until your subscription is accepted, all funds will be placed in an escrow account at James Monroe Bank under the control of an independent third party.

         This offering will continue until ___________, 2000, unless extended in the discretion of the Board of Directors.

                                -----------------

Shares of our common stock are not deposits, savings accounts, or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Investing in common stock involves investment risks.

                                -----------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

                               ------------------

CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.


                                              Per share                 Total
                                             -----------            -----------
Price to public                                   $                  $5,000,000

Underwriting discounts and commissions           None                    N/A

Net  proceeds  of  the  offering   (before
expenses)                                         $                  $5,000,000


                The date of this prospectus is ___________, 2000



The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS


                                                                                                               PAGE
                                                                                                               ----
Summary...........................................................................................................1
Risk Factors......................................................................................................3
Selected Consolidated Financial Data..............................................................................7
The Offering......................................................................................................8
Use of Proceeds..................................................................................................12
Capitalization...................................................................................................13
Regulatory Capital Requirements..................................................................................13
Market for Common Stock and Dividends............................................................................14
Management's Discussion and Analysis.............................................................................15
Business of James Monroe Bancorp and James Monroe Bank...........................................................26
Supervision and Regulation.......................................................................................30
Share Ownership of Directors, Officers and Certain Beneficial Owners.............................................35
Management.......................................................................................................36
Executive Compensation and Certain Transactions..................................................................38
Shares Eligible for Future Sale..................................................................................39
Description of Capital Stock.....................................................................................40
Legal Matters....................................................................................................41
Experts..........................................................................................................42
Where You Can Find Additional Information About James Monroe Bancorp.............................................42
Index to Financial Statements...................................................................................F-1

                                     SUMMARY

         THIS SUMMARY PRESENTS SELECTED INFORMATION FROM THIS PROSPECTUS. YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT IN ORDER TO UNDERSTAND THIS OFFERING. THIS SUMMARY INCLUDES PAGE REFERENCES THAT DIRECT YOU TO MORE COMPLETE DISCUSSIONS ELSEWHERE IN THIS DOCUMENT.

                                  THE OFFERING

         James Monroe Bancorp is offering to sell newly issued shares of its common stock at a price currently expected to be between $13.50 and $16.00 per share. We intend to limit the aggregate offering price of all shares offered to $5,000,000, for an offering of between 312,500 and 370,370 shares. If the volume of subscriptions exceeds the amount offered, we may also sell up to an additional $2,000,000 of newly issued shares of common stock, or an additional 125,000 to 148,148 shares. If all shares offered are sold, the number of shares outstanding after the offering will be:

           Price      If Oversubscription          If All
            per           Shares Are           Oversubscription
           Share           Not Sold            Shares Are Sold
          --------   ---------------------     ----------------
            $13.50         1,114,660             1,262,890
            $16.00         1,056,790             1,181,790

The net proceeds of the offering to James Monroe Bancorp will be approximately $4,890,000 if the offering is fully subscribed (or approximately $6,890,000 if all of the oversubscription shares are sold), after deduction of estimated expenses of the offering. See "The Offering -- General" (page 8).

         There is no minimum total number of shares which must be sold in the offering. Our directors and executive officers currently intend to purchase at least 55,590 shares in the offering based on the offering price of $14.75. See "Risk Factors" (page 3) and "The Offering -- General -- No Minimum Offering" (page 8) and "-- Intentions of Directors, Executive Officers and Others" (page
11).

         The minimum number of shares which may be subscribed for by any person is 400, although we reserve the right to permit smaller subscriptions in the exercise of our sole discretion. There is no maximum number of shares to which any person or any group of affiliated or related persons may subscribe, although we also reserve the right to reject any subscription in whole or in part. If you would own more than a certain percentage of the common stock after the offering (usually 5% or 10%), you may be required to file applications with state or federal bank regulatory agencies as a condition of the purchase. We reserve the right to reduce, or reject, in whole or in part, any subscription which would require prior regulatory application or approval if such approval is not obtained prior to the termination of the offering. "The Offering -- General" (page 8).

         The offering will run until ____________ 2000, or such later date as the Board of Directors may determine, but not later than ______________ 2000. Until a subscription is accepted, subscription funds will be held in an escrow account at James Monroe Bank under the control of an independent escrow agent. If the offering is not completed, or if your subscription is not accepted, your subscription funds will be returned without interest or deduction, except that interest will be paid to the extent that law, regulation or administrative policy of your state of residence specifically requires. See "The Offering -- Escrow Agreement; Release of Funds; No Interest on Subscription Funds" (page 9).

         To  subscribe   for  shares,   you  should   complete  the  order  form
accompanying this prospectus and submit it, along with payment in full for the shares, to

                   Richard I. Linhart, Subscription Agent for
                           James Monroe Bancorp, Inc.
                              3033 Wilson Boulevard
                            Arlington, Virginia 22201

prior to the expiration of the offering. You should make your check payable to "James Monroe Bancorp, Inc. Escrow Account." You should carefully follow the instructions contained in this prospectus under the caption "The Offering" (page
8) and those included on the order form.

         We intend to use the net proceeds from the offering for general corporate purposes, which will include a capital contribution to James Monroe Bank, our subsidiary bank, for use in its lending and investment activities and other corporate purposes. Pending such investment, we may invest the net proceeds in a variety of short to medium term, interest-bearing assets, including federal funds transactions, interest-bearing deposits in other banks, and similar investments. See "Use of Proceeds" (page 12).

                           JAMES MONROE BANCORP, INC.

JAMES MONROE BANCORP, INC.
3033 Wilson Boulevard
Arlington, Virginia  22201
703.524.8100

         James Monroe Bancorp is a one-bank holding company headquartered in Arlington, Virginia. We provide general commercial and consumer banking services through our wholly owned banking subsidiary, James Monroe Bank, Arlington, Virginia. James Monroe Bancorp was organized on April 9, 1999 to be the holding company for James Monroe Bank.

         James Monroe Bank was organized and opened for business in June 1998, and became a wholly owned subsidiary of James Monroe Bancorp on July 1, 1999. At March 31, 2000, we had consolidated assets of $61.3 million, deposits of $54.3 million, and shareholders' equity of $6.7 million. See "Selected Consolidated Financial Data" (page 7), "Management's Discussion and Analysis" (page 15), and "Consolidated Financial Statements" (beginning on page F-1).

         James Monroe Bank, our sole subsidiary, is an independent, community oriented full service financial institution. It conducts a general commercial and consumer banking business. These services include the usual deposit functions of commercial banks, including business and personal checking accounts, "NOW" accounts and savings accounts; business and commercial loans, residential mortgages and consumer loans and cash management services. James Monroe Bank is a Virginia chartered bank which is a member of the Federal Reserve System, and its deposits are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation. See "Business of James Monroe Bancorp and James Monroe Bank" (page 26)

         James Monroe Bank's primary service area is Arlington and Fairfax counties in Virginia, and the surrounding Northern Virginia counties and suburban Washington DC metropolitan area. James Monroe Bank operates through its main office in Arlington, Virginia, and one branch office located in Annandale, Virginia.

                                  RISK FACTORS

         An investment in the common stock involves various risks. You should carefully consider the risk factors listed below. These risk factors may cause James Monroe Bancorp's future earnings to be lower or its financial condition to be less favorable than it expects. In addition, other risks of which we are not aware, or which we do not believe are material, may cause our earnings to be lower, or hurt our future financial condition. You should read this section together with the other information in this prospectus.

         AN ACTIVE PUBLIC MARKET FOR OUR COMMON STOCK DOES NOT CURRENTLY EXIST, AND WILL PROBABLY NOT EXIST AFTER THE OFFERING. AS A RESULT, SHAREHOLDERS MAY NOT BE ABLE TO EASILY SELL THEIR COMMON STOCK.

         While the common stock will be freely transferable by most shareholders, we do not expect that there will be an active market for trading the common stock following the offering. We cannot be sure that an active or established trading market will develop following completion of the offering, or if one develops, that it will continue, or whether the price of the common stock will be higher or lower than the offering price. The common stock will not be listed on The Nasdaq National Market, The Nasdaq SmallCap Market or any other securities market upon completion of the offering. There can be no assurance that trading in the over-the-counter market, through brokers or through market makers will develop. As a result, an investment in the common stock may be relatively illiquid. See "The Offering -- Limited Market for Common Stock" (page
10).

         NO BROKER HAS AGREED TO PURCHASE ANY OF THE COMMON STOCK AND WE MAY NOT BE ABLE TO SELL ALL THE SHARES IN THE OFFERING. OUR RESULTS MAY BE ADVERSELY AFFECTED IF LESS THAN ALL OF THE OFFERED SHARES ARE SOLD.

         The common stock is being sold directly, through the efforts of our directors and executive officers. No broker-dealer or other person has any obligation to purchase, or find purchasers for, any shares of common stock. See "The Offering -- Manner of Distribution" (page 12).

         Because the offering is not underwritten, there can be no assurance that any particular number of shares will be sold. If less than all of the shares offered are subscribed for, we will have less capital to fund operations and growth, which could result in restricted or slower growth for James Monroe Bank, slower expansion of activities, and lower shareholder returns. We could be required to raise additional capital earlier than it would if all of the shares offered are sold. See "The Offering"(page 8).

         DIRECTORS AND OFFICERS OF JAMES MONROE BANCORP AND JAMES MONROE BANK ARE EXPECTED TO OWN AT LEAST 15.06% OF THE OUTSTANDING COMMON STOCK AFTER THE OFFERING, AND POSSIBLY AS MUCH AS 23.62%. AS A RESULT OF THEIR OWNERSHIP, THEY COULD MAKE IT MORE DIFFICULT TO OBTAIN APPROVAL FOR CERTAIN MATTERS SUBMITTED TO SHAREHOLDER VOTE, INCLUDING VOTES ON SOME ACQUISITIONS OF THE COMPANY. THE RESULTS OF THE VOTE MAY BE CONTRARY TO THE DESIRES OR INTERESTS OF THE PUBLIC SHAREHOLDERS.

         Following completion of the offering, our directors and executive officers of and their affiliates will own at least 15.06% outstanding shares of common stock, assuming that they purchase the number of shares in the offering which they currently intend. These persons may purchase a greater or lesser number of shares in the offering. If such persons purchase the number of shares anticipated, then they will own the percentage of the outstanding common stock set forth in the following table.

           Price        If Only Directors           If All
            per           and Officers         Oversubscription
           share        Purchase Shares       Shares Are Sold
         ----------    -------------------   -------------------
            $13.50           23.62%                 15.06%
            $16.00           22.71%                 15.29%

         By voting against a proposal submitted to shareholders, the directors and officers, as a group, may be able to make approval more difficult for proposals requiring the vote of shareholders (such as mergers, share exchanges, certain asset sales, and certain amendments to James Monroe Bancorp's Articles of Incorporation). See "Share Ownership of Directors, Officers and Certain Beneficial Owners" (page 35) and "Description of Capital Stock -- Certain Provisions of the Articles of Incorporation and Virginia Law" (page 40).

         CONSUMMATION OF THE OFFERING IS NOT SUBJECT TO THE RECEIPT OF SUBSCRIPTIONS FOR A MINIMUM NUMBER OF SHARES. SUBSCRIBERS WILL BE REQUIRED TO PURCHASE SHARES EVEN IF LESS THAN ALL OF THE SHARES OFFERED ARE SOLD.

         There is no minimum number of shares that must be sold in the offering, and subscriptions, once received, are irrevocable. The offering may be completed even if substantially less than the total number of shares offered is sold. If this happens, our capital would not be increased to the extent it would be if all of the shares being offered were sold. Once made, subscriptions will not be revocable by subscribers, and we intend to accept subscriptions even if the offering has not been fully subscribed. See "The Offering" (page 8) and "Capitalization" (page
13).

         THE BOOK VALUE OF A SHARE OF COMMON STOCK AFTER THE OFFERING WILL BE LOWER THAN THE PRICE PAID FOR SHARES IN THE OFFERING.

         If all of the shares being offered are sold, then book value per share at March 31, 2000, after giving effect to completion of the offering, would be $10.68 per share, assuming the sale of 338,983 shares at a price of $14.75 per share. Based on these assumptions, the post-offering book value would be less than the assumed offering price of $14.75 per share, and accordingly, investors in the offering would experience dilution of $4.07, or 27.6%, per share, calculated on the basis of the difference between the offering price and book value. The actual offering price per share may be higher or lower than $14.75 per share. Post-offering book value and the level of dilution you will experience will therefore vary. See "Capitalization" (page 13).

         THE OFFERING PRICE WAS DETERMINED BY THE BOARD OF DIRECTORS IN ITS DISCRETION, AND DOES NOT NECESSARILY REFLECT THE FAIR MARKET VALUE OF THE COMMON STOCK.

         The Board of Directors considered a number of factors in determining the offering price for the common stock, including, but not limited to the price of recent trades known to have occurred, the book value of the common stock, the price to earnings and price to book ratios of other institutions we deemed to be comparable, and our estimate of our earnings prospects. No independent third party or negotiations were involved in the determination of the offering price, and the price therefore, does not necessarily reflect the market value of the common stock. The price at which the common stock trades after the offering may be higher or lower than the offering price.

         CHANGES IN LOCAL ECONOMIC CONDITIONS COULD REDUCE OUR INCOME AND GROWTH, AND COULD LEAD TO HIGHER LEVELS OF PROBLEM LOANS AND CHARGE-OFFS.

         We make loans, and most of our assets are located, in the Northern Virginia and suburban Washington DC markets. Adverse changes in economic conditions in these areas could hurt our ability to collect loans, could reduce the demand for loans, and otherwise could negatively affect our performance and financial condition.

         A SUBSTANTIAL PORTION OF OUR LOANS ARE IN REAL ESTATE RELATED LOANS IN THE WASHINGTON DC METROPOLITAN AREA, AND ADVERSE CHANGES IN THE REAL ESTATE MARKET IN THIS AREA COULD LEAD TO HIGHER LEVELS OF PROBLEM LOANS AND CHARGE-OFFS, AND ADVERSELY AFFECT OUR EARNINGS AND FINANCIAL CONDITION.

         James Monroe Bank has a substantial amount of loans secured by real estate as collateral At March 31, 2000, 7% of our loans were construction and land development loans, 6% were 1-4 family residential real estate loans, and 40% were commercial real estate loans. Additionally, 37% were commercial and industrial loans, which are not secured by real estate. These concentrations expose us to the risk that adverse developments in the real estate market could increase the levels of nonperforming loans and charge-offs, and reduce loan demand and deposit growth. In each case, however, the concentrations are spread among a large number of borrowers with relatively low loan balances.

         PROPOSED LEGISLATION WHICH WOULD PERMIT BANKS TO PAY INTEREST ON BUSINESS CHECKING ACCOUNTS COULD HAVE A NEGATIVE IMPACT ON OUR EARNINGS AND FINANCIAL PERFORMANCE.

         A pending bill in Congress, if enacted into law, would permit banks to pay interest on checking and demand deposit accounts established by businesses, which is currently prohibited by regulation. A significant portion of our deposits, 32.6% at March 31, 2000, are noninterest bearing business demand deposits. If the proposed legislation is enacted, it is likely that we may be required to pay interest on at least a portion of these deposits in order to compete successfully against other banks. This could have a significant negative effect on our net interest income, net income, net interest margin, return on assets and return on equity.

         MANAGEMENT WILL HAVE DISCRETION IN ALLOCATING A SUBSTANTIAL PORTION OF THE PROCEEDS.

         Our Boards of Directors will have substantial discretion in the use of the proceeds of the offering among the purposes indicated, subject to the requirements of safe and sound banking practices.

         THERE CAN BE NO ASSURANCE THAT WE WILL HAVE SUFFICIENT EARNINGS TO BE LEGALLY ABLE TO PAY DIVIDENDS. WE HAVE NOT HISTORICALLY PAID CASH DIVIDENDS.

         James Monroe Bank is our principal revenue producing operation. As a result, our ability to pay dividends largely depends on receiving dividends from James Monroe Bank. The amount of dividends that James Monroe Bank may pay is limited by state and federal laws and regulations. Even if James Monroe Bank or James Monroe Bancorp has earnings in an amount sufficient to pay dividends, the Board of Directors may decide to retain earnings for the purpose of financing growth. We have not historically paid cash dividends. No assurance can be given that James Monroe Bank's earnings will continue to permit the payment of dividends to James Monroe Bancorp, or that our earnings will permit the payment of dividends to shareholders. See "Description of Capital Stock -- Limitations on Payment of Dividends" (page 40), "The Offering -- Limited Market for Common Stock" (page 10), and "Market for Common Stock and Dividends" (page 14).

         THERE IS NO ASSURANCE THAT WE WILL BE ABLE TO SUCCESSFULLY COMPETE WITH OTHERS FOR BUSINESS.

         We compete for loans, deposits, and investment dollars with other banks and other kinds of financial institutions and enterprises, such as securities firms, insurance companies, savings and loan associations, credit unions, mortgage brokers, and private lenders, many of which have substantially greater resources. Recent legislation expanding the array of firms that can own banks may result in increased competition for us. The differences in resources and regulations may make it harder for us to compete profitably, reduce the rates that we can earn on loans and investments, increase the rates we must offer on deposits and other funds, and adversely affect our overall financial condition and earnings. See "Business of James Monroe Bancorp and James Monroe Bank -- Competition" (page 26) and "Supervision and Regulation" (page 30).

         THE LOSS OF THE SERVICES OF ANY KEY EMPLOYEES COULD ADVERSELY AFFECT INVESTOR RETURNS.

         Our business is service-oriented, and its success depends to a large extent upon the services of John R. Maxwell, President and Chief Executive Officer of James Monroe Bancorp and James Monroe Bank, and Richard I. Linhart, Executive Vice President and Chief Operating Officer of James Monroe Bank and James Monroe Bancorp. The loss of the services of Mr. Maxwell or Mr. Linhart could adversely affect our business. See "Management" (page 36).

         OUR PROFITABILITY WILL DEPEND ON ECONOMIC POLICIES AND FACTORS BEYOND OUR CONTROL.

         Our operating income and net income depend to a great extent on "rate differentials," i.e., the difference between the interest yields we receive on loans, securities and other interest bearing assets and the interest rates we pay on interest bearing deposits and other liabilities. These rates are highly sensitive to many factors which are beyond our control, including general economic conditions and the policies of various governmental and regulatory authorities, including the Board of Governors of the Federal Reserve System. See "Supervision and Regulation -- James Monroe Bank" (page 31), and "Business of James Monroe Bancorp and James Monroe Bank -- Proposed Legislation" (page 28).

         GOVERNMENT REGULATION WILL SIGNIFICANTLY AFFECT OUR BUSINESS, AND MAY RESULT IN HIGHER COSTS AND LOWER SHAREHOLDER RETURNS.

         The banking  industry is heavily  regulated.  Banking  regulations  are primarily intended to protect the federal deposit insurance funds and depositors, not shareholders. James Monroe Bank will be regulated and supervised by the Virginia Bureau of Financial Institutions and the Board of Governors of the Federal Reserve, and James Monroe Bancorp will be subject to regulation and supervision by the Board of Governors of the Federal Reserve System. Changes in the laws, regulations and regulatory practices affecting the banking industry could impose additional costs on us, or could hurt our ability to compete profitably with other financial institutions. See "Supervision and Regulation" (page 30), and "Business of James Monroe Bancorp and James Monroe Bank -- Proposed Legislation" (page 28).

         WE CAN ELECT TO DELAY CLOSING OF THE OFFERING UNTIL AS LATE AS _____________ 2000, AND CAN DECIDE TO NOT ACCEPT ALL OR A PART OF YOUR SUBSCRIPTION. UNTIL THAT DECISION IS MADE, YOU WILL NOT HAVE USE OF YOUR FUNDS.

         We reserve the right to extend the offering until as late as 2000. We will have broad discretion in determining which subscriptions, other than those of our directors and officers, to accept, in whole or in part, including if the offering is oversubscribed. In deciding which subscriptions to accept, we may consider the order in which subscriptions are received, a subscriber's potential to do business with, or to direct business to, James Monroe Bank, and the desire to have a broad distribution of stock ownership. As a result, a subscriber cannot be assured of receiving the full number of shares subscribed for, and may forego use of all or a portion of such subscriber's funds pending allocation of available shares. See "The Offering -- General" (page 8) and " -- Acceptance and Refunding of Subscriptions" (page 10).

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following table shows selected historical consolidated financial data for James Monroe Bancorp. You should read it in connection with the historical consolidated financial information contained in the Consolidated Financial Statements for the year ended December 31, 1999 and for the three months ended March 31, 2000 included in this prospectus and with the other information provided in this prospectus. See "Consolidated Financial Statements" (beginning on page F - 1); "Management's Discussion and Analysis" (page 15). Information for the year and seven months ended December 31, 1999 and 1998, respectively, is derived from the audited consolidated financial statements. Information for the three month periods ended March 31, 2000 and 1999 is derived from unaudited interim financial statements and includes, in the opinion of management, all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the data for such period. The results of operations for the three-month period ended March 31, 2000 do not necessarily indicate the results which may be expected for any period or for the full year.

                                                                                 Year Ended   7 Months Ended
                                                 Three Months Ended March 31,    December 31,  December 31,
                                                 ----------------------------    ------------  ------------
                                                      2000           1999           1999           1998
                                                      ----           ----           ----           ----
                                                             ($ in thousands, except share data)
RESULTS OF OPERATIONS:
Total interest income                           $        1,021 $          511 $        2,845 $          630
Total interest expense                                     365            148            921            147
Net interest income                                        656            363          1,924            482
Provision for loan/lease losses                             56             60            231            132
Net interest income after provision for loan               600            303          1,693            350
Other income                                                64             19            159             14
Other expenses                                             553            355          1,727            817
Income (loss) before income taxes                          112            (34)           125           (452)
Net income (loss)                                          112            (34)           125           (452)

EARNINGS PER SHARE:
Basic earnings (loss) per common share          $          .15 $         (.05) $         .17  $        (.61)
Diluted earnings (loss) per common share                   .15           (.05)           .17           (.61)

PERIOD-ENDING BALANCES:
Total assets                                    $       61,259 $       32,035  $      49,618  $      23,509
Total loans                                             37,579         18,090         31,039         12,769
Total deposits                                          54,349         25,263         42,819         16,781
Shareholders' equity                                     6,681          6,635          6,599          6,659
Shareholders' equity per share                            8.98           8.93           8.89           9.03
Average weighted shares outstanding at period
     Basic                                             744,290        740,368        742,028        737,590
     Diluted                                           764,830        740,368        750,952        737,590

ASSET QUALITY RATIOS:
Allowance for loan losses to loans                        1.12 %         1.06 %         1.17 %         1.03 %
Nonperforming loans to loans(1)                            n/a            n/a            n/a            n/a
Allowance for loan losses to nonperforming                 n/a            n/a            n/a            n/a
Nonperforming assets to loans and other real               n/a            n/a            n/a            n/a
Net loan charge-offs to average loans(1)                   n/a            n/a            n/a            n/a

CAPITAL RATIOS:
Tier I risk-based capital ratio                           16.4 %         32.5 %         20.3 %         43.8 %
Total risk-based capital ratio                            17.4 %         33.4 %         21.4 %         44.7 %
Leverage ratio                                            13.1 %         23.0 %         13.9 %         30.6 %

SELECTED RATIOS:
Return on average total assets(2)                          .85 %         (.47)%          .32 %        (4.54)%
Return on average shareholders' equity(2)                 6.75 %        (2.07)%         1.88 %       (11.14)%
Net interest margin                                       5.35 %         5.35 %         5.25 %         5.27 %
Shareholders' equity to total assets                     10.95 %        20.71 %        13.30 %        28.33 %

(1) James Monroe Bancorp did not have any nonperforming loans, other real estate owned, or charged off loans during any period presented.

(2)      Annualized for the three months ended March 31, 2000 and 1999.

                                  THE OFFERING

GENERAL

         Securities Offered. We are offering to sell newly issued shares of our common stock at a price currently expected to be between $13.50 and $16.00 per share. We intend to limit the aggregate offering price of all shares offered to $5,000,000, for an offering of between 312,500 and 370,370 shares. If the volume of subscriptions exceeds the number of shares offered, we may also sell up to an additional $2,000,000 of newly issued shares of common stock, or an additional 125,000 to 148,148 shares.

         No Minimum Offering. There is no minimum number of shares which must be sold in the offering. The offering will be consummated if any valid subscriptions are received, unless the Board of Directors has terminated the offering in its entirety.

         Expiration Time. Subscriptions to purchase shares must be received no later than 5:00 p.m., Eastern time, on ____________, 2000, unless we terminate the offering earlier or extend it. We reserves the right to terminate the offering at any time prior to _____________, 2000, or to extend the termination date for up to three periods of thirty (30) days each, without notice to subscribers. Under no circumstances will we extend the offering beyond _____________, 2000. See "The Offering -- Procedure for Subscribing to Common Stock in the Offering" and " -- Acceptance and Refunding of Subscriptions" below.

         Minimum and Maximum Subscription. Investors must subscribe for the purchase of a minimum of 400 shares (for a minimum investment of between $5,400 and $6,400), subject to our right to permit smaller subscriptions in our discretion. There is no maximum number of shares which any person or group of affiliated persons will be permitted to purchase, subject to our right to reject any subscription in whole or in part. In considering whether to accept a subscription, we may consider the number of shares purchased by a subscriber in other capacities, the potential of the subscriber to do business with, or direct business to, James Monroe Bank, and other factors relating to a particular subscription, and the number of shares which have not been subscribed for at the time a subscription is accepted. In determining whether to permit a larger subscription, we may also consider the identity of the subscriber and the subscriber's intentions with respect to the operation, management and direction of James Monroe Bancorp.

         WE RESERVE THE RIGHT TO ACCEPT OR REJECT ANY SUBSCRIPTION IN WHOLE OR IN PART. IN DETERMINING WHETHER TO ACCEPT ANY SUBSCRIPTION, IN WHOLE OR IN PART, THE DIRECTORS MAY, IN THEIR SOLE DISCRETION, TAKE INTO ACCOUNT THE ORDER IN WHICH SUBSCRIPTIONS ARE RECEIVED, A SUBSCRIBER'S POTENTIAL TO DO BUSINESS WITH, OR TO DIRECT CUSTOMERS TO, JAMES MONROE BANK AND OUR DESIRE TO HAVE A BROAD DISTRIBUTION OF STOCK OWNERSHIP, AS WELL AS LEGAL OR REGULATORY RESTRICTIONS. NOTWITHSTANDING OUR UNFETTERED RIGHT OF REJECTION, ONCE WE RECEIVE A SUBSCRIPTION, IT IS IRREVOCABLE BY THE SUBSCRIBER.

PROCEDURE FOR SUBSCRIBING TO COMMON STOCK IN THE OFFERING

         Investors who wish to participate in the offering and invest in James Monroe Bancorp may do so by completing and signing the subscription agreement accompanying this prospectus and delivering the completed subscription prior to the termination of the offering, together with payment in full of the offering price of all shares for which you have subscribed. Payment in full must be by:

                  (a) check or bank draft drawn upon a U.S. bank; or
                  (b) postal, telegraphic or express money order,

in either case, payable to "James Monroe Bancorp, Inc. Escrow Account".

         The offering price will be deemed to have been received only upon (i) clearance of any uncertified check, or (ii) receipt of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order. A postage paid, addressed envelope is included for the return of the subscription agreement. If paying by uncertified personal check, please note that the funds paid thereby may take at least five business days to clear.

Accordingly, investors who wish to pay the offering price by means of uncertified personal check are urged to make payment sufficiently in advance of the termination of the offering to ensure that such payment is received and clears by such date. All funds received in payment of the subscription price will be deposited in the James Monroe Bancorp, Inc. Escrow Account and, until closing of the offering, will be invested at the direction of James Monroe Bancorp.

         The address to which subscription agreements and payment of the offering price should be delivered is:

                     Richard I. Linhart, Subscription Agent
                           James Monroe Bancorp, Inc.
                              3033 Wilson Boulevard
                            Arlington, Virginia 22201
                                  703.524.8100

         If the amount you send with your subscription is insufficient to purchase the number of shares that you indicate are being subscribed for, or if you do not specify the number of shares to be purchased, then you will be deemed to have subscribed to purchase shares to the full extent of the payment tendered (subject only to the reduction to the extent necessary to comply with any regulatory limitation or conditions we impose in connection with the offering). If the amount you send with your subscription exceeds the amount necessary to purchase the number of shares that you indicate are being subscribed for, then you will be deemed to have subscribed to purchase shares to the full extent of the excess payment tendered (subject only to reduction to the extent necessary to comply with any regulatory limitation or conditions we imposed in connection with the offering). Notwithstanding the foregoing, we reserve the right to reject, in whole or in part, any subscription. In determining whether to accept any subscription, in whole or in part, the directors may, in their sole discretion, take into account the order in which subscriptions are received, a subscriber's potential to do business with, or to direct customers to, James Monroe Bank and our desire to have a broad distribution of stock ownership, as well as legal or regulatory restrictions. We may also consider the identity of the subscriber and the subscriber's intentions with respect to the operation, management and direction of James Monroe Bancorp.

         FAILURE TO INCLUDE THE FULL OFFERING PRICE WITH YOUR SUBSCRIPTION AGREEMENT MAY CAUSE US TO REJECT YOUR SUBSCRIPTION.

         The method of delivery of subscription agreements and payment of the offering price will be your election and risk. If you send your subscription by mail, we recommend that you use registered mail, return receipt requested, and that you allow a sufficient number of days to ensure delivery and clearance of payment prior to the termination date.

         We will decide all questions concerning the timeliness, validity, form and eligibility of subscription agreements, and our decisions will be final and binding. James Monroe Bancorp, in its sole discretion, may waive any defect or irregularity in any subscription, may permit any defect or irregularity to be corrected within such time as we may allow, or may reject the purported subscription. Subscription agreements will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. Neither James Monroe Bancorp, its officers, directors, and agents, the subscription agent nor any other person will be under any duty to give a subscriber notice of any defect or irregularity in the submission of subscription agreements, or incur any liability for failure to give such notice.

         SUBSCRIPTIONS FOR COMMON STOCK MAY NOT BE REVOKED BY SUBSCRIBERS.

ESCROW ACCOUNT; RELEASE OF FUNDS; NO INTEREST ON SUBSCRIPTION FUNDS

         All funds received in payment of the offering price will be promptly deposited into an escrow account at James Monroe Bank subject to the control of Neil Title, Esquire, Escrow Agent, until consummation or termination of the offering. Funds in the escrow account will be invested in short-term obligations of the United States government or a sweep account collateralized by US government or agency securities. Subscription funds will be released from the escrow account to James Monroe Bancorp only upon receipt by the escrow agent of the certification of the President of James Monroe Bancorp that subscriptions relating to such funds have been accepted and that shares of common stock will be issued to subscribers in respect of such subscriptions. Earnings on funds in the escrow account will be retained by James Monroe Bancorp whether or not the offering is consummated.

         Subscriptions for common stock which are received by the subscription agent may not be revoked. No interest will be paid to subscribers on subscription funds, even if the offering is terminated in its entirety or an individual subscription is rejected. By submitting a subscription, subscribers will forego interest they otherwise could have earned on the funds for the period during which their funds are held in escrow. Notwithstanding the foregoing, interest will be paid to the extent that law, regulation or administrative policy of an investor's state of residence specifically requires in the event that the offering is not completed. Prior to the time the offering is completed or terminated, we will be entitled to request, from time to time, that the escrow agent distribute accrued earnings on the escrowed funds to us for general corporate purposes.

ACCEPTANCE AND REFUNDING OF SUBSCRIPTIONS

         Subscription agreements are not binding on James Monroe Bancorp until accepted by James Monroe Bancorp. We reserves the right to reject, in whole or in part, in our sole discretion, any subscription agreement or, if the offering is oversubscribed, to allot a lesser number of shares than the number for which a person has subscribed. In determining the number of shares to allot to each subscriber in the event the offering is oversubscribed, the directors, in their sole discretion, may take into account the order in which subscriptions are received, a subscriber's potential to do business with, or to direct customers to, James Monroe Bank, and our desire to have a broad distribution of stock ownership, as well as legal or regulatory restrictions. We will decide which subscription agreements to accept within ten days after the termination of the offering. Once made, a subscription is irrevocable by the subscriber during the period of the offering, including extensions, if any.

         We may elect, at any time and from time to time, to accept any or all of the subscriptions which have been received to date, issue shares of common stock for those subscriptions, and continue the offering with respect to any remaining shares.

         In the event that we reject all or a portion of any subscription, the escrow agent will promptly refund to the subscriber by check sent by first-class mail all, or the appropriate portion, of the amount submitted with the subscription agreement, without interest or deduction, except that interest will be paid to the extent that the law, regulation or administrative policy of your state of residence specifically requires. If the offering is not completed, all subscription funds will be promptly refunded without interest or deduction, except that interest will be paid if and to the extent that the law, regulation or administrative policy of your state of residence specifically requires.

         After all refunds have been made, the escrow agent, James Monroe Bancorp, James Monroe Bank and their respective directors, officers, and agents will have no further liabilities to subscribers. Certificates representing shares duly subscribed and paid for will be issued as soon as practicable after funds are released to by the escrow agent.

LIMITED MARKET FOR COMMON STOCK

         Except for common stock held by our directors and certain of our executive officers, the common stock will be freely transferable immediately upon issuance and will not be subject to any transfer restrictions. There does not currently exist an active or organized public market for the common stock. No broker-dealers currently offer to make a market in the common stock. The common stock has been the subject of only sporadic trades. There can be no assurance that an over-the-counter market will develop for the common stock. It is not anticipated that the common stock will be listed on any stock exchange or be designated for trading on the Nasdaq system upon completion of the offering or in the immediate future.

DETERMINATION OF OFFERING PRICE

         The offering price has been determined by the Board of Directors after consideration of various factors which it deemed relevant. These factors included, among other things, our current financial condition and operating performance as presented in our financial statements, recent trades of the common stock, the market value, and price to earnings and price to book value ratios of the common stock of other banking organizations which we deem comparable, and pro forma financial position after giving effect to the offering. NEITHER THE BOARD OF DIRECTORS NOR MANAGEMENT HAS EXPRESSED AN OPINION OR HAS MADE ANY RECOMMENDATION AS TO WHETHER ANYONE SHOULD PURCHASE SHARES OF COMMON STOCK IN THE OFFERING. ANY DECISION TO INVEST IN THE COMMON STOCK MUST BE MADE BY EACH INVESTOR BASED UPON HIS OR HER OWN EVALUATION OF THE OFFERING IN THE CONTEXT OF HIS OR HER BEST INTERESTS.

         There can be no assurance that, following completion of the offering and the issuance of the common stock, you will be able to sell shares purchased in the offering at a price equal to or greater than the offering price. Moreover, until certificates for shares of common stock are delivered, you may not be able to sell the shares of common stock that you have purchased in the offering. See "-- Issuance of Common Stock" below.

INTENTIONS OF DIRECTORS, EXECUTIVE OFFICERS AND OTHERS

         Our directors and executive officers have indicated that they intend to subscribe for an aggregate of 55,590 shares of common stock in the offering assuming an offering price of $14.75 per share. Any shares purchased by directors and executive officers are intended to be held as an investment. These intentions are not commitments and could change based upon individual circumstances. See "Share Ownership of Directors, Officers and Certain Beneficial Owners" (page 35).

REGULATORY LIMITATION

         If you would own ten percent (10%) or more of our common stock after the offering (five percent (5%) in some circumstances), you may be required to provide certain information to, or seek the prior approval of, state and federal bank regulators. We will not be required to issue shares of common stock in the offering to any person who, in our opinion, would be required to obtain prior clearance or approval from any state or federal bank regulatory authority to own or control such shares if, at the termination date, such clearance or approval has not been obtained or any required waiting period has not expired. We reserve the right to reduce or reject, in whole or in part, any subscription which would require prior regulatory application or approval if such has not been obtained prior to the termination date. See "The Offering -- Acceptance and Refunding of Subscriptions" (page 10).

RIGHT TO AMEND OR TERMINATE THE OFFERING

         We expressly reserve the right to amend the terms and conditions of the offering. In the event of a material change to the terms of the offering, we will file an amendment to the registration statement, of which this prospectus is a part, and resolicit subscribers to the extent required by the SEC. In the event of such a resolicitation, all proceeds received will be returned promptly to any subscriber who does not provide the subscription agent with an affirmative reconfirmation of the subscription. We expressly reserve the right, at any time prior to delivery of shares of common stock offered hereby, to terminate the offering if the offering is prohibited by law or regulation or if the Board of Directors concludes, in its sole judgment, that it is not in the best interests of James Monroe Bancorp to complete the offering under the circumstances. The offering may be terminated by James Monroe Bancorp giving oral or written notice thereof to the subscription agent and making a public announcement thereof. If the offering is so terminated, all funds received will be promptly refunded, without interest.

ISSUANCE OF COMMON STOCK

         Certificates representing shares of common stock purchased in the offering will be delivered to purchasers, via registered or certified mail, as soon as practicable after the expiration time and after all prorations and adjustments contemplated by the offering have been effected. No fractional shares will be issued in the offering.

REQUESTS FOR ADDITIONAL INFORMATION

         If you have questions or require additional information concerning the offering, contact John R. Maxwell, President and Chief Executive Officer, James Monroe Bancorp, Inc., or Richard I. Linhart, Executive Vice President and Chief Operating Officer, James Monroe Bank and James Monroe Bancorp, Inc., 3033 Wilson Boulevard, Arlington, Virginia 22201, telephone 703.524.8100.

MANNER OF DISTRIBUTION

         Certain of our directors and executive officers will assist in the offering. None of our directors and officers will receive compensation for such services. Such directors and officers are not authorized to make statements about James Monroe Bancorp or James Monroe Bank unless such information is set forth in this prospectus, nor will they render investment advice. None of our directors or executive officers are registered as securities brokers or dealers under the federal or applicable state securities laws (except for Richard I. Linhart, who is registered as an issuer agent under various state laws), nor are any of them affiliated with any broker or dealer. Because they are not in the business of either effecting securities transactions for others or buying and selling securities for their own account, they are not required to register as brokers or dealers under the federal securities laws. In addition, the proposed activities of our directors and executive officers are excepted from registration pursuant to a specific safe-harbor provision under Rule 3a4-1 under the Securities Exchange Act of 1934, as amended. Substantially similar exemptions from registration are available under applicable state securities laws.

         NO BROKER-DEALER OR OTHER PERSON IS OBLIGATED TO PURCHASE ANY OF THE SHARES OFFERED, OR TO FIND PURCHASERS FOR ANY SHARES. THERE CAN BE NO ASSURANCE THAT ANY MINIMUM NUMBER OF SHARES WILL BE SOLD.

                                 USE OF PROCEEDS

         The gross proceeds to James Monroe Bancorp from the sale of the common stock offered hereby will be $5,000,000 if all of the shares being offered are sold, and $7,000,000 if all of the oversubscription shares are sold, in each case before deducting expenses of the offering, which are estimated at $110,000.

         The proceeds of the offering will be used to strengthen James Monroe Bank's capital base and position it to continue to exceed minimum regulatory capital ratios, which will allow for future growth through expansion of its existing business. We plan to use the net proceeds for general corporate purposes, which will include immediate contribution of at least $1,000,000 of the proceeds to James Monroe Bank for use in its lending and investment activities. The balance of the funds will then be invested in medium to short-term U.S. Government and U.S. Government Agency securities, or other investments we deem appropriate, until the funds are needed for contribution to the bank or for other corporate purposes.

         The offering will enable James Monroe Bank to establish additional branch locations, to expand into desirable market areas, and to provide increased lending services to its existing customers and markets. There can be no assurance that any additional branches will be established, or if established that they will be successful. Remaining proceeds of the offering will be retained by James Monroe Bancorp for use as working capital for holding company operations and/or possible future contribution to James Monroe Bank in support of its growth. Pending such investment, the net proceeds may be invested in a variety of short-term, interest-bearing assets including federal funds transactions, interest-bearing deposits in other banks and similar investments.

                                 CAPITALIZATION

         The following table shows (i) the consolidated capitalization of James Monroe Bancorp at March 31, 2000; and (ii) the consolidated capitalization of James Monroe Bancorp on a pro forma basis giving effect to the issuance of 338,983 shares at a price of $14.75 per share in pro forma 1 and 474,576 shares at a price of $14.75 per share in pro forma 2, and the receipt of the net proceeds from the offering of such shares, after deduction of estimated expenses of the offering of $110,000, as if the sale of the shares had been consummated on March 31, 2000.

                                                           At March 31, 2000
                                            ------------------------------------------------
                                                Actual        Pro Forma 1      Pro Forma 2
                                            --------------   --------------   --------------
                                                         (Dollars in thousands)
Shareholders' Equity:

  Common stock, par value $1.00 per
     share; 2,000,000 shares authorized;
     744,290    shares,    issued    and
     outstanding    actual,    1,083,273
     shares issued and  outstanding  pro
     forma  1,  and   1,218,866   shares
     issued and outstanding pro forma 2   $           744  $         1,083  $         1,219

  Capital surplus                                   6,698           11,249           13,113

  Retained earnings                                  (469)            (469)            (469)
  Accumulated other comprehensive income             (292)            (292)            (292)
                                            --------------   --------------   --------------
    Total shareholders' equity            $         6,681  $        11,571  $        13,571
                                            ==============   ==============   ==============
    Book value per share                  $          8.98  $         10.68  $         11.13
                                            ==============   ==============   ==============

                         REGULATORY CAPITAL REQUIREMENTS

         For capital adequacy purposes, the Board of Governors of the Federal Reserve requires state member banks such as James Monroe Bank to maintain two separate capital ratios, both of which compare certain capital account items to total assets and off-balance-sheet instruments, as adjusted to reflect their relative credit risks ("Total Risk-Weighted Assets"). These are called "Risk-Based Capital Ratios." The first of these is the "Total Risk-Based Capital Ratio," which compares the total capital account, which may include a limited amount of general reserves for loan losses to Total Risk-Weighted Assets. The minimum level for this ratio is 8.0%. The second of these is the "Tier 1 Risk-Based Capital Ratio," where "Tier 1 Capital," (which must constitute at least one-half of total capital) defined as common equity, retained earnings, non-cumulative perpetual preferred stock and a limited amount of cumulative perpetual preferred stock, less goodwill, is compared to Total Risk-Weighted Assets. The minimum level for this ratio is 4.0%.

         The Federal Reserve also has established an additional capital adequacy guideline referred to as the "Leverage Capital Ratio," which measures the ratio of Tier 1 Capital (as defined above) to total assets, less goodwill. Although the most highly-rated bank holding companies are required to maintain a minimum Leverage Capital Ratio of 3.0%, such as James Monroe Bancorp, most bank holding companies are required to maintain Leverage Capital Ratios of 4.0% to 5.0%. The actual required ratio is based on the Federal Reserve's assessment of the individual bank holding company's asset quality, earnings performance, interest-rate risk and liquidity. There can be no assurance, however, that James Monroe Bancorp will not be required to maintain a higher Leverage Capital Ratio. See "Supervision and Regulation -- James Monroe Bank -- Capital Adequacy Guidelines" (page 30).

         The Federal Reserve has also promulgated regulations and adopted a statement of policy regarding the capital adequacy of bank holding companies, such as James Monroe Bancorp. These guidelines, which are substantially similar to those adopted by the Federal Reserve for state member banks, will not apply to James Monroe Bancorp until its has total assets of $150 million, has public debt or engages in certain highly leveraged activities.

         The following table sets forth the actual regulatory capital ratios of James Monroe Bancorp and James Monroe Bank at March 31, 2000, and as adjusted to give effect to the receipt of the estimated net proceeds from the sale of the common stock offered hereby, based on the assumptions set forth in the footnotes and James Monroe Bancorp incurring expenses of $110,000 in the offering. The as adjusted capital ratios are calculated assuming that all amounts contributed are invested in assets having a 100% risk weighting under applicable regulatory capital calculations. If the assets actually invested in are assumed to have a lower risk weighting, the adjusted capital ratios will be higher.

                                                                March 31, 2000
                                     ----------------------------------------------------------------
                                          Actual        As Adjusted      As Adjusted       Regulatory
                                                            1(1)             2(2)           Minimum(3)
                                     --------------    ------------      ------------     -----------
JAMES MONROE BANCORP:
Total Risk-Based Capital Ratio            17.4 %           28.4 %           32.7 %             8.0 %
Tier 1 Risk-Based Capital Ratio           16.4 %           27.5 %           31.8 %             4.0 %
Leverage Capital Ratio                    13.1 %           20.6 %           23.2 %         3.0-5.0 %

JAMES MONROE BANK:
Total Risk-Based Capital Ratio            17.4 %           19.7 %           19.7 %             8.0 %
Tier 1 Risk-Based Capital Ratio           16.4 %           18.7 %           18.7 %             4.0 %
Leverage Capital Ratio                    13.2 %           14.8 %           14.8 %         3.0-5.0 %
----------------

(1) Assumes the sale of 338,983 shares in the offering at a price of $14.75 per share and the immediate contribution of $1.0 million to James Monroe Bank.

(2) Assumes the sale of 474,576 shares in the offering at a price of $14.75 per share and the immediate contribution of $1.0 million to James Monroe Bank.

(3) The regulatory capital ratios set forth in the table are not currently applicable to James Monroe Bancorp. They will become applicable after it has at least $150,000,000 in total assets, has public debt or it engages in certain highly leveraged activities.

                      MARKET FOR COMMON STOCK AND DIVIDENDS

         There does not currently exist an organized public trading market for shares of James Monroe Bancorp common stock. Trading in the common stock has been sporadic, and consists mainly of private trades conducted without brokers. We are aware of 12 trades of the common stock since June 1998, when the common stock of James Monroe Bank was first issued, at prices ranging from $10.00 to $12.25 per share. The last trade known to us was a trade of 300 shares at $12.25 per share on March 29, 2000. There may be other trades of which we are either not aware, or with respect to which we are not aware of the price. These trades and transactions do not necessarily reflect the intrinsic or market values of the common stock. As of March 31, 2000, there were 744,290 shares of common stock outstanding, held by approximately 467 shareholders of record.

         As of March 31, 2000, there were options to purchase 110,130 shares of common stock outstanding pursuant to our stock option plans, of which 52,199 are presently exercisable.

         Set forth below is certain financial information relating to James Monroe Bancorp's share price history for the each quarter since the second quarter of 1998. Information for the period prior to July 1, 1999 represents trades in the common stock of James Monroe Bank. High and low sales prices reflect trades known to James Monroe Bancorp, and do not necessarily reflect all trades which occurred.

                      2000                    1999                   1998
               ------------------      ------------------      ----------------
Period Ended     High       Low         High        Low         High      Low
               -------    -------      -------    -------      ------   -------
March 31       $ 12.25    $ 10.00      $ 11.00    $ 11.00      $ N/A    $ N/A
June 30                                $ 11.00    $ 11.00      $ N/A    $ N/A
September 30                           $ 12.00    $ 11.25      $10.00   $ 10.00
December 31                            $ 12.00    $ 12.00      $11.00   $ 10.00

         Dividends. Holders of the common stock are entitled to receive dividends as and when declared by the Board of Directors. James Monroe Bancorp has not paid cash dividends since it became the holding company for James Monroe Bank, and prior to that time James Monroe Bank did not pay any cash dividends, each electing to retain earnings to support growth. We currently intend to continue the policy of retaining dividends to support growth for the immediate future. Future dividends will depend primarily upon James Monroe Bank's earnings, financial condition, and need for funds, as well as applicable governmental policies and regulations. There can be no assurance that we will have earnings at a level sufficient to support the payment of dividends, or that we will in the future elect to pay dividends. As James Monroe Bank is the primary source of funds for payment of dividends by James Monroe Bancorp, the inability of James Monroe Bank to pay dividends could adversely affect the ability of James Monroe Bancorp to pay dividends.

         Regulations of the Federal Reserve and Virginia law place a limit on the amount of dividends James Monroe Bank may pay without prior approval. Prior regulatory approval is required to pay dividends which exceed James Monroe Bank's net profits for the current year plus its retained net profits for the preceding two calendar years, less required transfers to surplus. At March 31, 2000 dividends may not be paid without prior approval. State and federal regulatory authorities also have authority to prohibit a bank from paying dividends if they deem such payment to be an unsafe or unsound practice.

         The Federal Reserve has established guidelines with respect to the maintenance of appropriate levels of capital by registered bank holding companies. Compliance with such standards, as presently in effect, or as they may be amended from time to time, could possibly limit the amount of dividends that James Monroe Bancorp may pay in the future. In 1985, the Federal Reserve issued a policy statement on the payment of cash dividends by bank holding companies. In the statement, the Federal Reserve expressed its view that a holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income, or which could only be funded in ways that weakened the holding company's financial health, such as by borrowing.

         As a depository institution, the deposits of which are insured by the FDIC, James Monroe Bank may not pay dividends or distribute any of its capital assets while it remains in default on any assessment due the FDIC. James Monroe Bank is not currently in default under any of its obligations to the FDIC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion provides information about the results of operations and financial condition, liquidity, and capital resources of James Monroe Bancorp and should be read in conjunction with our consolidated financial statements for the year ended December 31, 1999.

         In addition, in reading and understanding the information contained herein, it should be noted that our wholly owned subsidiary, James Monroe Bank, was chartered and commenced business on June 8, 1998. Therefore, the information contained herein for 1998 represents approximately seven months of operations, 1999 was our first full year of operations, and; therefore, the two year comparisons of operations are not meaningful.

OVERVIEW

         The strategic vision of the newly chartered James Monroe Bank, our wholly owned subsidiary, was to focus on growing the bank by concentrating on lending to small and medium size businesses in Northern Virginia. While we offer all the typical retail or consumer products at competitive prices, this segment of business is not the primary focus. James Monroe Bancorp attempts to develop business and grow by offering nearly all the products and services of the larger financial institutions at similar competitive prices to commercial customers, but attempts to provide a higher level of personalized service with less fee charges. We do not currently offer services such as insurance products, securities sales, or single family first trust real estate loans.

         James Monroe Bank started with nine employees, one location, and $7.4 million of capital. It currently has 16 full-time and 3 part-time employees and two locations. We have grown significantly faster than the initial projections and achieved profitability much earlier than expected. Assets have grown from zero when operations commenced on June 8, 1998 to $23.5 million at December 31, 1998, $49.6 million at December 31, 1999, and reached $61.3 million, at March 31, 2000. During these same periods deposits grew to $16.8 million, $42.8 million, and $54.3 million, respectively, while loans grew to $12.8 million, $31.0 million, and $37.6 million, respectively. Deposit growth has outpaced loan growth and therefore we have generated excess liquidity, which we have invested in high quality government agency securities, corporate bonds, and federal funds.

         We have attempted to offer competitive loan and deposit rates. The deposit mix is such that we have funded our assets with low cost core deposits and have not been reliant on high cost or large denomination time deposits. This has translated into a strong net interest margin of 5.27% for 1998, 5.25% for 1999, and 5.35% for the first quarter of 1999 and the first quarter of 2000. As a result, the Company had its first month of profitability in March 1999, and has earned a profit each month thereafter. While we lost $452,000 for the seven month period ended December 31, 1998, we earned a profit of $125,000 in 1999. For the first quarter of 1999 we lost $34,000 but earned $112,000 in the first quarter of 2000. See "Risk Factors" (page 3) and "Business of James Monroe Bancorp and James Monroe Bank -- Proposed Legislation" (page 28).

         In the first twenty-two months of operations through March 31, 2000, asset quality has been exceptional. We have not had a loan charged-off, or classified a loan as nonaccrual, nor has any loan been restructured. In addition, no loan has been over 30-days past-due.

NET INTEREST INCOME

         Net interest income is the difference between interest and fees earned on assets and the interest paid on deposits and borrowings. Net interest income is one of the major determining factors in a financial institution's performance as it is the principal source of earnings. Table 1 presents average balance sheets and a net interest income analysis for the quarter ended March 31, 2000, compared with the quarter ended March 31, 1999, and for the fiscal year ended December 31, 1999 compared with the fiscal year ended December 31, 1998 (a seven month period from the date James Monroe Bank opened for business). James Monroe Bancorp did not have any tax exempt income during any period presented.

         As reflected in Table 1, net interest income increased $294,000, or 81%, from $363,000 for the first quarter of 1999 to $657,000 for the first quarter of 2000. The increase was due primarily to the increase in average total earning assets, and average loans in particular. Total average earning assets increased by $22 million, or 80.9%, from the first quarter of 1999 to the first quarter of 2000, and the yield on earning assets increased by 79 basis points. Average loans outstanding grew by $17.5 million, or 114.5% and the yield on such loans increased by 31 basis points. Also contributing to the increase in earning assets on a quarter to quarter basis was the increase in taxable securities which increased $5.7 million and a 53 basis point increase in the average yield on securities.

         In comparing fiscal year 1999 to 1998, the increase in net interest income of $1,442,000, or 299.2%, can be attributed to the growth in total earning assets. Since James Monroe Bank was chartered and opened for business on June 8, 1998, fiscal year 1998 is comprised of seven months of operations compared with the full year of operations in 1999.

         Table 2 shows the composition of the net change in net interest income for the periods indicated, as allocated between the change in net interest income due to changes in the volume of average assets and the changes in net interest income due to changes in interest rates. As the table shows, for both the comparison of net interest income for the first quarter of 2000 compared with the first quarter of 1999 and for fiscal year 2000 compared with fiscal year 1999, the increase in net interest income is almost entirely due to changes in the volume of earning assets and interest-bearing liabilities. The net interest margin for the quarter-to-quarter comparison held steady at 5.35% and thus very little of the change in net interest income is due to net changes in interest rates.

         In comparing 1999 with 1998, the same holds true although the net interest margin did decline slightly, by 2 basis points, from 5.27% for the short year 1998 to 5.25% for the full year 1999.

         As discussed further below, interest rates changed a number of times during the period of June 1998 through March 31, 2000, yet we have been able to maintain a stable, yet strong, net interest margin of 5.27% in 1998, a 5.25% in 1999 and a 5.35% margin for the first quarter of 1999 and 2000.

TABLE 1
CONSOLIDATED AVERAGE BALANCES, YIELDS AND RATES
(Dollars in thousands)

                                                  March 31, 2000                    March 31, 1999
                                          -----------------------------      ----------------------------
                                          Average                 Yield/     Average               Yield/
                                          Balance     Interest     Rate      Balance    Interest    Rate
                                          -------     --------     ----      -------    --------    ----
ASSETS
Loans:
     Commercial                           $ 16,812    $    361      8.64%   $  6,499    $    143   8.85%
     Commercial real estate                 12,676         328     10.41       6,246         143   9.21
     Consumer                                3,239          68      8.44       2,514          55   8.80
                                          --------    --------              --------    --------
          Total Loans                       32,727         757      9.30      15,259         341   8.99
Taxable securities                          13,829         224      6.51       8,141         121   5.98
Federal funds sold                           2,814          40      5.72       3,890          49   5.07
                                          --------    --------              --------    --------
                  TOTAL EARNING ASSETS    $ 49,370    $  1,021      8.32%   $ 27,290    $    511   7.53%
Less allowance for loan losses                (381)                             (155)
Cash and due from banks                      3,053                             1,317
Premises and equipment, net                    722                               488
Other assets                                   524                               195
                                          --------                          --------
                          TOTAL ASSETS    $ 53,288                          $ 29,135
                                          ========                          ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing demand deposits          $  3,124    $     16      2.06%   $  2,092    $      6   1.15%
Money market deposit accounts               18,646         205      4.42       9,738          94   3.88
Savings accounts                               308           2      2.61         174           1   2.31
Time deposits                               10,799         141      5.25       3,795          47   4.98
                                          --------    --------              --------    --------
     TOTAL INTEREST-BEARING LIABILITIES   $ 32,877    $    364      4.45%   $ 15,799    $    148   3.77%

Net interest income and net yield on
  interest earning assets                             $    657      5.35%               $    363   5.35%
                                                      ========                          ========

Noninterest-bearing demand deposits       $ 13,541                          $  6,521
Other liabilities                              238                               157
Stockholders' equity                         6,632                             6,658
                                          --------                          --------
          TOTAL LIABILITIES AND
          STOCKHOLDERS' EQUITY            $ 53,288                          $ 29,135
                                          ========                          ========

      Year Ended December 31, 1999          Seven Months Ended December 31, 1998
      ----------------------------          ------------------------------------
     Average                   Yield/        Average                      Yield/
     Balance       Interest     Rate         Balance        Interest       Rate
     -------       --------     ----         -------        --------       ----
  $     10,012   $       865    8.64 %     $     1,667     $      155      9.30 %
         8,672           850    9.80             1,462            145      9.92
         3,517           293    8.33               419             40      9.55
  ------------   -----------               -----------     ----------
        22,201         2,008    9.04             3,548            340      9.58
        10,176           622    6.11               700             39      5.57
         4,268           215    5.04             4,899            251      5.12
  ------------   -----------               -----------     ----------
  $     36,645   $     2,845    7.76 %     $     9,147     $      630      6.89 %
          (242)                                    (31)
         2,261                                     500
           508                                     286
           353                                      63
   -----------                              ----------
        39,525                                   9,965
   ===========                              ==========

  $      2,738   $        41    1.50 %     $       543     $       12      2.21 %
        13,614           556    4.08             1,676             75      4.47
           255             7    2.75                65              2      3.08
         6,338           317    5.00             1,118             59      5.28
   -----------   -----------                ----------       ---------
  $     22,945   $       921    4.01 %     $     3,402     $      148      4.35 %

                 $     1,924    5.25 %                     $      482      5.27 %
                   ==========                                =========

  $      9,760                             $     2,477
           160                                      29
         6,660                                   4,057
    ----------                              ----------
  $     39,525                             $     9,965
    ==========                              ==========

INTEREST INCOME

         The following table indicates changes in interest income and interest expense attributable to changes in average volume and average rates in comparison with the same period in the preceding year. The change in interest due to combined rate-volume variance has been allocated to rate and volume changes in proportion to the absolute dollar amounts of the changes in each.

TABLE 2

                                           March 2000 vs. March 1999                         1999 vs. 1998
                                  ----------------------------------------    --------------------------------------
                                                  Due to Change in Average                  Due to Change in Average
                                   Increase or    ------------------------    Increase or   ------------------------
                                   (Decrease)         Volume       Rate        (Decrease)       Volume        Rate
                                  ----------------------------------------    --------------------------------------
EARNING ASSETS:
Loans                                   $   416         404          12           $  1,668       1,686         (18)
Taxable securities                          103          91          12                583         579           4
Federal funds sold                           (9)        (17)          8                (36)        (32)         (4)
                                  --------------------------------------       -------------------------------------
     Total interest income                  510         478          32              2,215       2,233         (18)
                                  --------------------------------------       -------------------------------------

INTEREST-BEARING LIABILITIES:
Interest-bearing demand deposits             10           4           6                 29          32          (3)
Money market deposit accounts               111          96          15                481         487          (6)
Savings deposits                              1           1           0                  5           5          (0)
Time deposits                                94          91           3                258         261          (3)
                                  --------------------------------------       -------------------------------------
     Total interest expense                 216         192          24                773         785         (12)
                                  --------------------------------------       -------------------------------------
          Net Interest Income           $   294     $   286      $    8           $  1,442    $  1,447     $    (6)
                                  ======================================       =====================================

         First Quarter 2000 versus First Quarter 1999. Interest income increased $510,000 to $1,021,000 nearly doubling the interest income for the first quarter of 1999 of $511,000. This improvement was almost entirely the result of the increase in loans and securities. The increase in the yield on earning assets from 7.53% to 8.32% contributed $32,000 to the increase. In the early stages of James Monroe Bank's existence, it had a high level of Federal funds and securities. As it matured and more loans were made, a lower percentage of assets were in Federal funds. Thus, the change in the mix of earning assets contributed to the improvement in the overall yield.

         1999 versus 1998. As can be seen from the table above, the increase in interest income during 1999 of $2,215,000, or 351.6%, over 1998 is entirely due to the increase in the volume of earning assets. This growth in earning assets is a combination of the fact that 1998 was a seven month fiscal year and the second factor is that we have experienced exceptional and consistent growth from month to month since inception.

INTEREST EXPENSE

         First Quarter 2000 versus First Quarter 1999. Interest expense for the first quarter of 2000 was $364,000, an increase of approximately $216,000, or 146%, over interest expense for the first quarter of 1999. The increase is attributable principally to the $17.1 million increase in interest bearing deposits, augmented by a 63 basis point increase in average yield.

         1999 versus 1998. Interest expense for 1999 was $921,000, compared to $148,000 for the seven month period ending December 31, 1998. The increase is due entirely to the growth in interest bearing liabilities as the bank matured and reflecting the fact that 1999 represented a full year of operations.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

         The provision for loan losses is based upon management's judgement as to the adequacy of the allowance to absorb future possible losses. Since the Company is a de novo bank, it has no history of loan losses. The Company also has not had any nonaccrual loans, loans past due 90-days or more, restructured loans, other real estate owned or foreclosed properties. At March 31, 2000, there were no loans which were performing but as to which information known to us caused management to have serious doubts as to the ability of the borrower to comply with the current loan repayment terms. In determining the adequacy of the allowance, the value and adequacy of the collateral is considered as well as the growth and composition of the portfolio. Consideration is given to the results of examinations and evaluations of the overall portfolio by senior management, external auditors, and regulatory examiners. At the present time the Company's policy is to build the allowance as a percentage of total loans to approximately 1% to 1.20%. Management considers the allowance to be adequate for the periods presented.

         The accompany tables reflect the composition of the loan portfolio at March 31, 2000 and March 31, 1999, and for the years ended in 1999 and 1998, a history of net charge-offs and the allocation of the allowance by loan category for the same periods.

TABLE 3

         The following table presents the activity in the allowance for loan and lease losses for the quarters ended March 31, 2000 and 1999 and for the year ended December 31, 1999 and seven months ended December 31, 1998.

                                                                            Year Ended        Seven Months
                                      Three Months Ended March 31,         December 31,    Ended December 31,
                                     -------------------------------      ---------------  -------------------
(Dollars in thousands)                   2000             1999                 1999               1998
                                     --------------   --------------      ---------------  -------------------
Balance, January 1                 $           363  $           132     $            132 $                  0
Provision for loan losses                       56               60                  231                  132
Loan charge-offs                                 0                0                    0                    0
Loan recoveries                                  0                0                    0                    0
                                     --------------   --------------      ---------------  -------------------
     Net charge-offs                             0                0                    0                    0
                                     --------------   --------------      ---------------  -------------------
Balance End of Period              $           419  $           192     $            363 $                132
                                     ==============   ==============      ===============  ===================

TABLE 4

         The following table shows the allocation of the allowance for loan losses at the dates indicated. The allocation of portions of the allowance to specific categories of loans is not intended to be indicative of future losses, and does not restrict the use of the allowance to absorb losses in any category of loans.

                                                                              Year Ended           Seven Months Ended
                                             March 31,                        December 31,             December 31,
                             -----------------------------------------    ---------------------   ---------------------
(in thousands)                       2000                  1999                   1999                    1998
                             --------------------   ------------------    ---------------------   ---------------------
                               Amount   Percent(1)   Amount   Percent(1)    Amount   Percent(1)     Amount    Percent(1)
                             ---------- ---------   --------- --------    ---------- ----------   ----------- ---------
Commercial                  $       199      48.9% $       76     39.6%   $      178       50.9% $         58      44.3%
Commercial real estate              189      43.9          84     43.8           134       35.6            55      41.6
Consumer                             31       7.2          32     16.6            51       13.5            19      14.1
Other                                 0       0.0           0        0             0        0.0             0       0.0
                             ---------- ---------   --------- --------    ---------- ----------   ----------- ---------
     Balance End of Period  $       419       100% $      192      100%   $      363        100% $        132       100%
                             ========== =========   ========= ========    ========== ==========   =========== =========

(1)  Represents percentage of loans in each category to total loans.

TABLE 5

         Table 5 shows the maturities of the loan portfolio and the sensitivity of loans to interest rate fluctuations at March 31, 2000. Maturities are based on the earlier of contractual maturities or rate repricing. Demand loans and loans with no contractual maturity are reported in as due in one year or less.

(Dollars in thousands)                                       March 31, 2000
                               --------------------------------------------------------------------------
                                                    After One Year
                               One Year or Less   Through Five Years   After Five Years        Total
                               -----------------  ------------------   -----------------   --------------
Commercial                     $          7,422  $            5,100  $                -  $        12,522
Government Guaranteed Loans                   -                   -                 350              350
Commercial real estate                    7,118              10,330               2,589           20,037
Consumer loans                            2,587               1,676                 407            4,670
Overdrafts                                   59                   -                   -                -
                                 ---------------   -----------------   -----------------   --------------
                Total Loans    $         17,127  $           17,106  $            3,346  $        37,579
                                 ===============   =================   =================   ==============

Loans with :
    Fixed Rate                 $          9,294  $           16,089  $            2,076  $        27,459
    Variable Rate                         7,833               1,017               1,270           10,120
                                 ---------------   -----------------   -----------------   --------------
                      Total    $         17,127  $           17,106  $            3,346  $        37,579
                                 ===============   =================   =================   ==============

LOANS

         The loan portfolio is the largest component of earning assets and accounts for the greatest portion of total interest income. At March 31, 2000, total loans were $37.6 million, a 108% increase from March 31, 1999. In general, loans are internally generated with the exception of a small percentage of participation loans purchased from other local community banks, and lending activity is confined to our market of Northern Virginia. We do not engage in highly leveraged transactions or foreign lending activities.

         Loans in the commercial category, as well as commercial real estate mortgages, consist primarily of short-term (five year or less final maturity) and/or floating rate commercial loans made to small to medium-sized companies. We do not have any agricultural loans in the portfolio. There are no substantial loan concentrations to any one industry or to any one borrower.

         Consumer loans consist primarily of secured installment credits to individuals, residential construction loans secured by a first deed of trust, home equity loans, or home improvement loans. The consumer portfolio represents 7% of the loan portfolio at March 31, 2000.

TABLE 6

         The following table presents the composition of the loan portfolio by type of loan at the dates indicated.

                                              March 31,                       December 31,
                                     ----------------------------    -------------------------------
(Dollars in thousands)                   2000           1999             1999              1998
                                     -------------   ------------    --------------    -------------
Commercial                         $       17,284  $       7,163   $        14,748   $        5,639
Government Guaranteed Loans                 1,043              -             1,064                -
Commercial real estate                     16,502          7,922            11,010            5,308
Consumer loans                              2,691          3,004             4,178            1,802
Overdrafts                                     59              1                39               20
                                     -------------   ------------    --------------    -------------
                      Total Loans  $       37,579  $      18,090   $        31,039   $       12,769
                                     =============   ============    ==============    =============

INVESTMENT SECURITIES

         The carrying value of James Monroe Bancorp's securities portfolio increased $5.9 million to $14.6 million at March 31, 2000 from the same quarter a year earlier. From December 31, 1998 to December 31, 1999, the portfolio increased $9.5 million to $13.5 million. James Monroe Bancorp currently, and for all periods shown, classifies its entire securities portfolio as Available For Sale. Increases in the portfolio have occurred whenever deposit growth has outpaced loan demand and the forecast for loan growth is such that the
investment  of  excess  liquidity  in  investment   securities  (as  opposed  to
short-term investments such as federal funds) is warranted. In general, our investment philosophy is to acquire high quality government agency securities or high-grade corporate bonds, with a maturity of five years or less in the case of fixed rate securities. In the case of mortgaged-backed securities, the policy is to invest only in those securities whose average expected life is projected to be five years or less. To the extent possible the Company attempts to "ladder" the maturities of such securities.

TABLE 7

         The following table provides information regarding the composition of our investment portfolio at the dates indicated.

                                               At March 31                          At December 31,
                                         ----------------------      ------------------------------------------------
                                                  2000                      1999                      1998
                                                 ------                   --------                  --------
(Dollars in thousands)                     Balance    Percent(1)      Balance    Percent(1)     Balance    Percent(1)
                                         ----------  -----------     ---------  -----------    ---------  -----------
INVESTMENTS AVAILABLE FOR SALE (AT
ESTIMATED MARKET VALUE):

U.S. Government Agency obligations      $    11,263           78%    $  11,407         84%    $    3,767         94%
Mortgage-backed securities                    1,954           13         1,911         14              0          0
Corporate debt securities                       996            7             0          0              0          0
                                          ----------  -----------    ----------  ---------     ----------  ---------
                                             14,213           98        13,318         99          3,767         94
                                          ----------  -----------    ----------  ---------     ----------  ---------
Other investments                               345            2           200          1            221          6
                                          ----------  -----------    ----------  ---------     ----------  ---------
Total                                   $    14,558          100%    $  13,518        100%    $    3,988        100%
                                          ==========  ===========    ==========  =========     ==========  =========

(1)  Represents percentage of investments in each category to total investments.

TABLE 8

         The  following   table  presents  the  amount  and  maturities  of  the
investment securities in our portfolio at March 31, 2000.

                                                                     Years to Maturity
                                 ----------------------------------------------------------------------------------------
(Dollars in thousands)                                 Over 1 through 5         Over 5 through 10
                                 Within 1 Year              Years                     Years              Over 10 Years
                                 --------------       -----------------        ------------------      ------------------
                                 Amount   Yield       Amount      Yield        Amount       Yield      Amount       Yield
                                 ------   -----       ------      -----        ------       -----      ------       -----
INVESTMENTS AVAILABLE FOR SALE
(AT ESTIMATED  MARKET VALUE):
U. S. Government Agency        $      -     0.00%  $   11,263%  $   6.19%  $         -%  $    0.00%  $       -%  $    0.00%
Mortgage-backed securities            -        -            -          -         1,479        6.36         475        6.37
Corporate bonds                       -        -          996       7.27             -                       -
                                 -------   ------   ----------   --------    ----------   ---------   ---------   ---------
     Total Debt Securities
        Available-for-Sale     $      -     0.00%  $   12,259%  $   6.27%   $    1,479%  $    6.36%  $     475%  $   6.37%%
                                 =======             =========                =========                ========

LIQUIDITY AND INTEREST RATE SENSITIVITY MANAGEMENT

         The primary objectives of asset and liability management are to provide for the safety of depositor and investor funds, assure adequate liquidity, and maintain an appropriate balance between interest sensitive earning assets and interest bearing liabilities. Liquidity management involves the ability to meet the cash flow requirements of customers who may be depositors wanting to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs.

         We define liquidity for these purposes as the ability to raise cash quickly at a reasonable cost without principal loss. The primary liquidity measurement we utilize is called the Basic Surplus, which captures the adequacy of our access to reliable sources of cash relative to the stability of our funding mix of deposits. Accordingly, we have established borrowing facilities with other banks (Federal funds) and the Federal Home Loan Bank as sources of liquidity in addition to the deposits.

         The Basic Surplus approach enables us to adequately manage liquidity from both a tactical and contingency perspectives. At December 31, 1999, our Basic Surplus ratio (net access to cash and secured borrowings) as a percentage of total assets was 27% compared to the present internal minimum guideline range of 7% to 10%.

         Financial institutions utilize a number of methods to evaluate interest rate risk. Methods range from the original static gap analysis (the difference between interest sensitive assets and interest sensitive liabilities repricing during the same period, measured at a specific point in time), to running multiple simulations of potential interest rate scenarios, to rate shock analysis, to highly complicated duration analysis.

         One tool that we utilize in managing our interest rate risk is the matched funding matrix depicted in the accompanying table. The matrix arrays repricing opportunities along a time line for both assets and liabilities. The longest term, most fixed rate sources are presented in the upper left hand corner while the shorter term, most variable rate items, are at the lower left. Similarly, uses of funds are arranged across the top moving from left to right.

         The body of the matrix is derived by allocating the longest fixed rate funding sources to the longest fixed rate assets and shorter term variable sources to shorter term variable uses. The result is a graphical depiction of the time periods over which we expect to experience exposure to rising or falling rates. Since the scales of the liability and assets sides are identical, all numbers in the matrix would fall within the diagonal lines if we were perfectly matched across all repricing time frames. Numbers outside the diagonal lines represent two general types of mismatches: liability sensitive in time frames when numbers are to the left of the diagonal line and asset sensitive when numbers are to the right of the diagonal line.

         As can be seen in the Table 9 below, we are asset sensitive in the short term and then become slightly liability sensitive. This is primarily caused by the assumptions used in allocating a repricing term to nonmaturity deposits-demand deposits, savings accounts, and money market deposit accounts. While the traditional gap analysis and the matched funding matrix show a general picture of our potential sensitivity to changes in interest rates, it cannot quantify the actual impact of interest rate changes. The actual impact due to changes in interest rates is difficult to quantify in that the administrative ability to change rates on these products is influenced by competitive market conditions in changing rate environments, prepayments of loans, customer demands, and many other factors.

         Thus, the Company utilizes simulation modeling or "what if" scenarios to quantify the potential financial implications of changes in interest rates. In practice, each quarter approximately 14 different "what if" scenarios are evaluated. At March 31, 2000, the following 12-month impact on net interest income is estimated to range from a positive impact of 8% to a negative impact of 4% for the multiple scenarios. In the next 12-month period the range of impact on net interest income is estimated to be from a positive impact of 9% to a negative impact of 4%. The Company believes this to be well within acceptable range given a wide variety of potential interest rate change scenarios. This process is performed each quarter to ensure the Company is not materially at risk to possible changes in interest rates.

                                JAMES MONROE BANK
                              MATCH FUNDING MATRIX
                                 MARCH 31, 2000


                ASSETS    60+     36 - 59  24 - 35  12 - 23  10-11     7 - 9   4 - 6    2 - 3      1
                         MONTHS   MONTHS   MONTHS    MONTHS  MONTHS    MONTHS  MONTHS   MONTHS   MONTH     O/N         TOTAL
------------------------------------------------------------------------------------------------------------------------------------

LIABILITIES &
EQUITY                   6,985    17,646    3,773    3,417   3,666     2,202   2,669    1,664    6,625    13,180       61,827

------------------------------------------------------------------------------------------------------------------------------------

 60+
MONTHS          11,225             4,240                                                                               11,225

------------------------------------------------------------------------------------------------------------------------------------

36 - 59
 MONTHS          5,193                                                             ASSET SENSITIVE                      5,193

------------------------------------------------------------------------------------------------------------------------------------

24 - 35
 MONTHS          4,610             4,610                                                                                4,610

------------------------------------------------------------------------------------------------------------------------------------

12 - 23
 MONTHS          5,313             3,603    1,710                                                                       5,313

------------------------------------------------------------------------------------------------------------------------------------

10 - 11
MONTHS           3,916                      2,063    1,853                                                              3,916

------------------------------------------------------------------------------------------------------------------------------------

7 - 9
MONTHS           2,312                               1,564     748                                                      2,312

------------------------------------------------------------------------------------------------------------------------------------

4 - 6
MONTHS           9,739                                       2,918     2,202   2,669    1,664      286                  9,739

------------------------------------------------------------------------------------------------------------------------------------

2 - 3
MONTHS          18,203                                                                           6,339    11,864       18,203

------------------------------------------------------------------------------------------------------------------------------------

  1
MONTH              776         LIABILITY SENSITIVE                                                           776          776

------------------------------------------------------------------------------------------------------------------------------------
 O/N                 0                                                                                                    540

------------------------------------------------------------------------------------------------------------------------------------
TOTAL           61,287   6,985    17,646    3,773   3,417    3,666     2,202   2,669    1,664    6,625    13,180       61,827
------------------------------------------------------------------------------------------------------------------------------------


NONINTEREST INCOME AND EXPENSE

         Noninterest income consist primarily of services charges on deposit accounts and fees and other charges for banking services. Noninterest expense consists primarily of salary and benefit costs and occupancy expense. The following tables shows the detail for the quarters ended March 31, 2000 and 1999 and for the fiscal year ended December 31, 1999 and seven month period ended December 31, 1998.

TABLE 10

                                     Three Months Ended March 31,
                                 -------------------------------------        Year Ended          Seven Months Ended
(Dollars in thousands)                 2000                 1999           December 31, 1999      December 31, 1998
                                 -----------------    ----------------    -------------------    ---------------------
Services charges on deposit     $               48   $              13   $                111   $                   5
Other fee income                                16                   6                     48                       9
                                 -----------------    ----------------    -------------------    ---------------------
     Total Noninterest Income   $               64   $              19   $                159   $                  14
                                 =================    ================    ===================    =====================

         The increase in noninterest income for the comparative periods is the result of the continued growth of the company and the expansion of products resulting in fee income.

TABLE 11

                              Three Months Ended March 31,
                           -----------------------------------      Year Ended      Seven Months Ended
(Dollars in thousands)           2000               1999        December 31, 1999     December 31, 1998
                           -----------------   ---------------  -----------------   --------------------
Personnel                 $              290  $            168  $             841  $                355
Occupancy and equipment                  110                77                338                   157
Other                                    153               110                548                   305
                           -----------------   ---------------   ----------------   --------------------
Total Noninterest Income  $              553  $            355  $           1,727  $                817
                           =================   ===============   ================   ====================

         First Quarter 2000 versus First Quarter 1999. Noninterest expense increased $198,000 or 56% from $355,000 in the first quarter of 1999 to $553,000 in the first quarter of 2000. The increase in personnel expense is the result of adding staff at our main office and the addition of the first branch in December 1999. James Monroe Bank opened in June 1998 with a staff of 9 personnel and operated with 9-10 personnel until 1999. The significant growth that we experienced required adding four personnel in 1999 in both the business development functions and in the operations functions. In December 1999, four additional personnel were added to staff the new branch. No additional personnel have been added since that time. In addition to increased staffing, merit increases effective January 1 of each year contributed to the increase in personnel costs.

         Occupancy and equipment costs increased $33,000 in the first quarter of 2000 over the first quarter of 1999. The increase is predominately due to the rent and other costs of the new branch. With respect to the $43,000 increase in other expenses in the comparative quarters, other expenses in connection with the additional facility, higher data processing costs due to the growth of the bank and the significant increase in the number of accounts being serviced, and the general overall higher costs to operate a significantly larger bank were the cause of the increase.

         1999 versus 1998. Noninterest expense in 1999 totaled $727,000, an increase of $910,000 over the period ended December 31, 1998, which consisted of only seven months of operations. In addition to the full twelve month period, the increases in costs reflects additional personnel and occupancy costs resulting from growth and branch expansion as discussed above.

TABLE 12

         The following table indicates the amount of certificates of deposit of $100,000 or more and less than $100,000, and their remaining maturities. For additional information regarding our deposit base, see Table 1 at page 12, and
Note 5 to the consolidated  financial statements.  See also "Risk Factors" (page
3)and "Business of James Monroe Bancorp and James Monroe Bank -- Proposed Legislation" (page 28).

                                                      Remaining Maturity
(Dollars in thousands)                   3 Months     4 to 6      7 to 12     Over 12
                                         or Less      Months      Months       Months        Total
                                        ----------  ----------  -----------  ----------  -------------
Certificates of deposit less than
  $100 MM                             $      1,374 $     1,331 $      1,619 $     1,301 $       5,625
Certificates of deposit of $100MM or         1,261       2,242        2,457         931         6,891
                                        ----------  ----------  -----------  ----------  -------------
                                      $      2,635 $     3,573 $      4,076 $     2,232 $      12,516
                                        ==========  ==========  ===========  ==========  =============

CAPITAL MANAGEMENT

         Management monitors historical and projected earnings, asset growth, as well as its liquidity and various balance sheet risks in order to determine appropriate capital levels. At March 31, 2000, stockholders' equity increased $82,000 or 1% from the $6,599,000 of equity at December 31, 1999 reflecting earnings of $112,000 partially off-set by a $30,000 negative after-tax change in the fair value of securities for the quarter. Stockholders' equity at December 31, 1999, was $6,599,000 or a $60,000 decrease from stockholders' equity at December 31, 1998, or $6,659,000 reflecting earnings of $125,000 off-set by an after tax decline in the fair value of securities of $185,000. Nineteen-ninety nine was a period of rising interest rates resulting in an unrealized loss on the securities portfolio during this period.

         James Monroe Bancorp has reported a steady improvement in earnings since James Monroe Bank opened on June 8, 1998. Positive earnings were reported in the ninth month of operations and culminated with $125,000 of earnings in 1999. Earnings for the first quarter of 2000 were $112,000, nearly the earnings level for the entire year of 1999. We are making every effort to restore the initial lost capital from the initial organization costs of $254,000 and the earnings loss of $452,000 for 1998. All but $469,000 of the initial losses and start-up costs has been recaptured with earnings. We expect to complete the recovery by the end of 2000 and should have fully recovered the Net Operating Losses for tax purposes before the end of 2000. There can be no assurance, however, that we will be able to successfully continue our recent history of growth in earnings.

         Asset quality remains strong, the net interest margin has been consistently over 5%, and loan and deposit growth continues strong as well. With these factors in place we believe the current level of capital as augmented by this offering, will be adequate for the immediate future. However, if the growth trend we have experienced continues, then additional capital will be required to support the higher level of assets.

             BUSINESS OF JAMES MONROE BANCORP AND JAMES MONROE BANK

GENERAL

         James Monroe Bancorp was incorporated under the laws of the State of Virginia on April 9, 1999 to be the holding company for James Monroe Bank, and acquired all of the shares of James Monroe Bank on July 1, 1999. James Monroe Bank, a Virginia chartered commercial bank, which is a member of the Federal Reserve System, is James Monroe Bancorp's sole subsidiary. James Monroe Bank commenced banking operations on June 8, 1998, and currently operates out of its main office and one branch office. James Monroe Bank seeks to provide a high level of personal service and a sophisticated menu of products to individuals and small to medium sized businesses. While James Monroe Bank offers a full range of services to a wide array of depositors and borrowers, it has chosen the small to medium sized business, professionals and the individual retail customer as its primary target market. James Monroe Bank believes that as financial institutions grow and are merged with or acquired by larger institutions with headquarters that are far away from the local customer base, the local business and individual is further removed from the point of decision making. James Monroe Bank attempts to place the customer contact and the ultimate decision on products and credits as close together as possible.

LENDING ACTIVITIES

         James Monroe Bank offers a wide array of lending services to its customers, including commercial loans, lines of credit, personal loans, auto loans and financing arrangements for personal equipment and business equipment. Loan terms, including interest rates, loan to value ratios, and maturities, are tailored as much as possible to meet the needs of the borrower. A special effort is made to keep loan products as flexible as possible within the guidelines of prudent banking practices in terms of interest rate risk and credit risk.

         When considering loan requests, the primary factors taken into consideration are the cash flow and financial condition of the borrower, the value of the underlying collateral, if applicable, and the character and integrity of the borrower. These factors are evaluated in a number of ways including an analysis of financial statements, credit reviews, trade reviews, and visits to the borrower's place of business. We have implemented a comprehensive loan policy and procedures manual to provide our loan officers with term, collateral, loan-to-value and pricing guidelines. The policy manual and sound credit analysis, together with thorough review by the Asset-Liability Committee, have resulted in a profitable loan portfolio, with no non-performing assets.

         Loan business is generated primarily through referrals and direct-calling efforts. Referrals of loan business come from directors, shareholders, current customers and professionals such as lawyers, accountants and financial intermediaries.

         At March 31, 2000, James Monroe Bank's statutory lending limit to any single borrower was $1,113,225, subject to certain exceptions provided under applicable law. As of March 31, 2000, James Monroe Bank's credit exposure to its largest borrower was $984,837.

         Commercial Loans. Commercial loans are written for any business purpose, including the financing of plant and equipment, the carrying of accounts receivable, contract administration, and the acquisition and construction of real estate projects. Special attention is paid to the commercial real estate market which is particularly active in the Northern Virginia market area. James Monroe Bank's commercial loan portfolio reflects a diverse group of borrowers with no concentration in any borrower, or group of borrowers.

         As part of its internal loan review process, James Monroe Bank's Asset-Liability Committee, comprised of loan officers and staff, reviews all loans 30-days delinquent, loans on the Watch List, loans rated special mention, substandard, or doubtful, and other loans of concern at least quarterly. Loan reviews are reported to the Audit and Examining Committee with any adversely rated changes specifically mentioned. All other loans with their respective risk ratings are reported monthly to James Monroe Bank's Board of Directors. The Audit and Examining Committee coordinates periodic documentation and internal control reviews by outside vendors to complement loan reviews.

         Other Loans. Loans are considered for any worthwhile personal or business purpose on a case-by-case basis, such as the financing of equipment, receivables, contract administration expenses, land acquisition and development, and automobile financing.

INVESTMENT ACTIVITIES

         The investment policy of James Monroe Bank is an integral part of its overall asset/liability management program. The investment policy is to establish a portfolio which will provide liquidity necessary to facilitate funding of loans and to cover deposit fluctuations while at the same time achieving a satisfactory return on the funds invested. James Monroe Bank seeks to maximize earnings from its investment portfolio consistent with the safety and liquidity of those investment assets.

         The securities in which James Monroe Bank may invest are subject to regulation and, for the most part, are limited to securities which are considered investment grade securities. In addition, James Monroe Bank's internal investment policy restricts investments to the following categories:
U.S. Treasury securities; obligations of U.S. government agencies; investment grade obligations of U.S. private corporations; mortgage-backed securities, including securities issued by Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation; and securities of states and political subdivisions, all of which must be considered investment grade by a recognized rating service. See Note 2 to the Consolidated Financial Statements and "Management's Discussion and Analysis" (page 15) for further information about the investment portfolio.

SOURCES OF FUNDS

         Deposits. Deposits obtained through bank offices have traditionally been the principal source of James Monroe Bank's funds for use in lending and for other general business purposes. At March 31, 2000 total deposits in the Bank amounted to $54.3 million. Non- interest bearing demand accounts and money market demand accounts were James Monroe Bank's primary source of deposit funds, representing over 32.5% and 37.5% of the deposit base, respectively. See "Management's Discussion and Analysis" (page 15) for additional information regarding James Monroe Bank's deposit base. See also "Business of James Monroe Bancorp and James Monroe Bank -- Proposed Legislation" below.

         In order to better serve the needs of its customers, James Monroe Bank offers several types of deposit accounts in addition to standard savings, checking, and NOW accounts. Special deposit accounts include the Clarendon and Fairfax Money Market Accounts which pays a higher rate of interest but requires a larger minimum deposit. Personal checking requires a $300 minimum balance and may have no monthly fee, per check charge, or activity limit. Small Business Checking allows a small business to pay no monthly service charge with a minimum balance of $1,000 but limits the number of checks and deposits per month. If the minimums are exceeded in this account, the small business automatically moves to another account with a minimum balance of $2,500 and would be entitled to a higher minimum number of checks and deposits without incurring a monthly fee. If the small business grows and exceeds these minimums, the regular commercial analysis account is available where adequate balance can offset the cost of activity. Therefore, the bank offers a range of accounts to meet the needs of the customer without the customer incurring charges or fees.

         Borrowing. While we have not traditionally placed significant reliance on borrowings as a source of liquidity, we have has established various borrowing arrangements in order to provide management with additional sources of liquidity and funding, thereby increasing flexibility. Management believes that James Monroe Bancorp currently has adequate liquidity available to respond to current liquidity demands. See "Management's Discussion and Analysis" (page 15).

PROPOSED LEGISLATION

         A bill is currently pending in Congress which would permit banks to pay interest on checking and demand deposit accounts established by businesses, a practice which is currently prohibited by regulation. If the proposed legislation is enacted in its current form, of which there can be no assurance, it is likely that we may be required to pay interest on some portion of our noninterest bearing deposits in order to compete against other banks. As a significant portion of our deposits, 32.6% at March 31, 2000, are noninterest bearing demand deposits established by businesses, payment of interest on these deposits could have a significant negative impact on our net income, net interest income, interest margin, return on assets and equity, and other indices of financial performance. We expect that other banks would be faced with similar negative impacts. We also expect that the primary focus of competition would continue to be based on other factors, such as quality of service.

COMMUNITY REINVESTMENT ACT

         James Monroe Bank is committed to serving the banking needs of the entire community, including low and moderate income areas, and is a supporter of the Community Reinvestment Act ("CRA"). There are several ways in which James Monroe Bank attempts to fulfill this commitment, including working with economic development agencies, undertaking special projects, and becoming involved with neighborhood outreach programs.

         James Monroe Bank has contacts with state and city agencies that assist in the financing of affordable housing developments as well as with groups which promote the economic development of low and moderate income individuals. James Monroe Bank has computer software to geographically code all types of accounts to track business development and performance by census tract and to assess market penetration in low and moderate income neighborhoods within the primary service area. James Monroe Bank is a registered Small Business Administration lender.

         James Monroe Bancorp encourages its directors and officers to participate in community, civic and charitable organizations. Management and members of the Board of Directors periodically review the various CRA activities of James Monroe Bank, including the advertising program and geo-coding of real estate loans by census tract data which specifically focuses on low income neighborhoods, its credit granting process with respect to business prospects generated in these areas, and its involvement with community leaders on a personal level. See "Business of James Monroe Bancorp and James Monroe Bank -- Community Reinvestment Act" (page 26).

OFFICE PROPERTIES

         The executive offices of James Monroe Bancorp and James Monroe Bank, and the main office of James Monroe Bank are located at 3033 Wilson Boulevard, Arlington, Virginia. Our offices occupy 5,400 square feet on the ground floor of a seven story office building, including approximately 1,800 feet used for the banking lobby. We lease the property in which the main office is located under a ten year lease at a current monthly rent of $13,600, subject to fixed annual increases of approximately 3% annually, plus an allocated portion of the building annual operating expenses. There are no options to renew the lease. James Monroe Bank has one branch, located at 7023 Little River Turnpike, Annandale, Virginia. The branch consists of 1,445 square feet in a professional office building. The property is occupied under a five year lease, terminating on September 30, 2004, at a current monthly rental of $2,450, subject to fixed annual increases of approximately 3% annually. We have options to renew the lease for two additional five year terms.

         Management believes the existing facilities are adequate to conduct James Monroe Bancorp's business.

LEGAL PROCEEDINGS

         We are involved from time to time in routine legal proceedings occurring in the ordinary course of business. In the opinion of management, final disposition of these matters will not have a material adverse effect on our financial condition or results of operations.

COMPETITION

         In attracting deposits and making loans, we encounter competition from other institutions, including larger commercial banking organizations, savings banks, credit unions, other financial institutions and non-bank financial service companies serving our market area. Financial and non-financial institutions not located in the market are also able to reach persons and entities based in the market through mass marketing, the internet, telemarketing, and other means. The principal methods of competition include the level of loan interest rates, interest rates paid on deposits, efforts to obtain deposits, range of services provided and the quality of these services. Our competitors include a number of major financial companies whose substantially greater resources may afford them a marketplace advantage by enabling them to maintain numerous banking locations and mount extensive promotional and advertising campaigns. In light of the deregulation of the financial service industry and the absence of interest rate controls on deposits, we anticipate continuing competition from all of these institutions in the future. Additionally, as a result of legislation which reduced restrictions on interstate banking and widened the array of companies that may own banks, we may face additional competition from institutions outside our market and outside the traditional range of bank holding companies which may take advantage of such legislation to acquire or establish banks or branches in our market. There can be no assurance that we will be able to successfully meet these competitive challenges. See "Risk Factors" (page 3)

         In addition to offering competitive rates for its banking products and services, our strategy for meeting competition has been to concentrate on specific segments of the market for financial services, particularly small business and individuals, by offering such customers customized and personalized banking services.

         We believe that active participation in civic and community affairs is an important factor in building our reputation and, thereby, attracting customers.

EMPLOYEES

         As of March 31, 2000, James Monroe Bank had 16 full-time and 3 part-time employees. James Monroe Bancorp has no employees who are not also employees of James Monroe Bank. Our employees are not represented by any collective bargaining unit, and we believe our employee relations are good. James Monroe Bank maintains a benefit program which includes health and dental insurance, life and long-term disability insurance, and a 401(k) plan for substantially all employees.

                           SUPERVISION AND REGULATION

JAMES MONROE BANCORP

         James Monroe Bancorp is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, (the "Act") and is subject to supervision by the Federal Reserve Board. As a bank holding company, James Monroe Bancorp is be required to file with the Federal Reserve Board an annual report and such other additional information as the Federal Reserve Board may require pursuant to the Act. The Federal Reserve Board may also make examinations of James Monroe Bancorp and each of its subsidiaries.

         The Act requires approval of the Federal Reserve Board for, among other things, the acquisition by a proposed bank holding company of control of more than five percent (5%) of the voting shares, or substantially all the assets, of any bank or the merger or consolidation by a bank holding company with another bank holding company. The Act also generally permits the acquisition by a bank holding company of control, or substantially all the assets, of any bank located in a state other than the home state of the bank holding company, except where the bank has not been in existence for the minimum period of time required by state law, but if the bank is at least 5 years old, the Federal Reserve Board may approve the acquisition.

         Under current law, with certain limited exceptions, a bank holding company is prohibited from acquiring control of any voting shares of any company which is not a bank or bank holding company and from engaging directly or indirectly in any activity other than banking or managing or controlling banks or furnishing services to or performing service for its authorized subsidiaries. A bank holding company may, however, engage in or acquire an interest in, a company that engages in activities which the Federal Reserve Board has determined by order or regulation to be so closely related to banking or managing or controlling banks as to be properly incident thereto. In making such a determination, the Federal Reserve Board is required to consider whether the performance of such activities can reasonably be expected to produce benefits to the public, such as convenience, increased competition or gains in efficiency, which outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. The Federal Reserve Board is also empowered to differentiate between activities commenced de novo and activities commenced by the acquisition, in whole or in part, of a going concern. Some of the activities that the Federal Reserve Board has determined by regulation to be closely related to banking include making or servicing loans, performing certain data processing services, acting as a fiduciary or investment or financial advisor, and making investments in corporations or projects designed primarily to promote community welfare.

         Effective on March 11, 2000, the Gramm Leach Bliley Act (the "GLB Act") allows a bank holding company or other company to certify status as a financial holding company, which will allow such company to engage in activities that are financial in nature, that are incidental to such activities, or are complementary to such activities. The GLB Act enumerates certain activities that are deemed financial in nature, such as underwriting insurance or acting as an insurance principal, agent or broker, underwriting, dealing in or making markets in securities, and engaging in merchant banking under certain restrictions. It also authorizes the Federal Reserve Board to determine by regulation what other activities are financial in nature, or incidental or complementary thereto.

         Subsidiary banks of a bank holding company are subject to certain restrictions imposed by the Federal Reserve Act on any extensions of credit to the bank company or any of its subsidiaries, or investments in the stock or other securities thereof, and on the taking of such stock or securities as collateral for loans to any borrower. Further, a holding company and any subsidiary bank are prohibited from engaging in certain tie-in arrangements in connection with the extension of credit. A subsidiary bank may not extend credit, lease or sell property, or furnish any services, or fix or vary the consideration for any of the foregoing, on the condition that: (i) the customer obtain or provide some additional credit, property or services from or to such bank other than a loan, discount, deposit or trust service; (ii) the customer obtain or provide some additional credit, property or service from or to the company or any other subsidiary of the company; or (iii) the customer not obtain some other credit, property or service from competitors, except for reasonable requirements to assure the soundness of credit extended.

         The Federal Reserve has also adopted capital guidelines for bank holding companies that are substantially the same as those applying to state member bank, although these requirements are not currently applicable to James Monroe Bancorp. See "Regulatory Capital Requirements" (page 13) and "Supervision and Regulation -- James Monroe Bank" below.

JAMES MONROE BANK

         James Monroe Bank is a Virginia chartered commercial bank which is a member of the Federal Reserve System. Its deposit accounts are insured by the Bank Insurance Fund of the FDIC up to the maximum legal limits of the FDIC and it is subject to regulation, supervision and regular examination by the Virginia Bureau of Financial Institutions and the Federal Reserve. The regulations of these various agencies govern most aspects of James Monroe Bank's business, including required reserves against deposits, loans, investments, mergers and acquisitions, borrowings, dividends and location and number of branch offices. The laws and regulations governing James Monroe Bank generally have been promulgated to protect depositors and the deposit insurance funds, and not for the purpose of protecting stockholders.

         Competition among commercial banks, savings and loan associations, and credit unions has increased following enactment of legislation which greatly expanded the ability of banks and bank holding companies to engage in interstate banking or acquisition activities. The GLB Act will allow a wider array of companies to own banks, which could result in companies with resources substantially in excess of James Monroe Bancorp's entering into competition with James Monroe Bancorp and James Monroe Bank.

         Banking is a business which depends on interest rate differentials. In general, the differences between the interest paid by a bank on its deposits and its other borrowings and the interest received by a bank on loans extended to its customers and securities held in its investment portfolio constitute the major portion of James Monroe Bank's earnings. Thus, the earnings and growth of James Monroe Bank will be subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve Board, which regulates the supply of money through various means including open market dealings in United States government securities. The nature and timing of changes in such policies and their impact on James Monroe Bank cannot be predicted.

         Branching and Interstate Banking. The federal banking agencies are authorized to approve interstate bank merger transactions without regard to whether such transaction is prohibited by the law of any state, unless the home state of one of the banks has opted out of the interstate bank merger provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Riegle-Neal Act") by adopting a law after the date of enactment of the
Riegle-Neal Act and prior to June 1, 1997, which applies equally to all out-of-state banks and expressly prohibits merger transactions involving out-of-state banks. Interstate acquisitions of branches are permitted only if the law of the state in which the branch is located permits such acquisitions. Such interstate bank mergers and branch acquisitions are also subject to the nationwide and statewide insured deposit concentration limitations described in the Riegle-Neal Act.

         The Riegle-Neal Act authorizes the federal banking agencies to approve interstate branching de novo by national and state banks in states which specifically allow for such branching. Virginia has enacted laws which permit interstate acquisitions of banks and bank branches and permit out-of-state banks to establish de novo branches.

         Capital Adequacy Guidelines. The Federal Reserve Board has adopted risk-based capital adequacy guidelines pursuant to which they assess the adequacy of capital in examining and supervising banks and bank holding companies and in analyzing bank regulatory applications. Risk-based capital requirements determine the adequacy of capital based on the risk inherent in various classes of assets and off-balance sheet items.

         State member banks are expected to meet a minimum ratio of total qualifying capital (the sum of core capital (Tier 1) and supplementary capital (Tier 2)) to risk weighted assets of 8%. At least half of this amount (4%) should be in the form of core capital.

         Tier 1 Capital generally consists of the sum of common stockholders' equity and perpetual preferred stock (subject in the case of the latter to limitations on the kind and amount of such stock which may be included as Tier 1 Capital), less goodwill, without adjustment for changes in the market value of securities classified as "available for sale" in accordance with FAS 115. Tier 2 Capital consists of the following: hybrid capital instruments; perpetual preferred stock which is not otherwise eligible to be included as Tier 1 Capital; term subordinated debt and intermediate-term preferred stock; and, subject to limitations, general allowances for loan losses. Assets are adjusted under the risk-based guidelines to take into account different risk characteristics, with the categories ranging from 0% (requiring no risk-based capital) for assets such as cash, to 100% for the bulk of assets which are typically held by a bank holding company, including certain multi-family residential and commercial real estate loans, commercial business loans and consumer loans. Residential first mortgage loans on one to four family residential real estate and certain seasoned multi-family residential real estate loans, which are not 90 days or more past-due or non-performing and which have been made in accordance with prudent underwriting standards are assigned a 50% level in the risk-weighing system, as are certain privately-issued mortgage-backed securities representing indirect ownership of such loans. Off-balance sheet items also are adjusted to take into account certain risk characteristics.

         In addition to the risk-based capital requirements, the Federal Reserve Board has established a minimum 3.0% Leverage Capital Ratio (Tier 1 Capital to total adjusted assets) requirement for the most highly-rated banks, with an additional cushion of at least 100 to 200 basis points for all other banks, which effectively increases the minimum Leverage Capital Ratio for such other banks to 4.0% - 5.0% or more. The highest-rated banks are those that are not anticipating or experiencing significant growth and have well diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and, in general, those which are considered a strong banking organization. A bank having less than the minimum Leverage Capital Ratio requirement shall, within 60 days of the date as of which it fails to comply with such requirement, submit a reasonable plan describing the means and timing by which a bank shall achieve its minimum Leverage Capital Ratio requirement. A bank which fails to file such plan is deemed to be operating in an unsafe and unsound manner, and could subject that bank to a cease-and-desist order. Any insured depository institution with a Leverage Capital Ratio that is less than 2.0% is deemed to be operating in an unsafe or unsound condition pursuant to
Section 8(a) of the Federal Deposit Insurance Act (the "FDIA") and is subject to potential termination of deposit insurance. However, such an institution will not be subject to an enforcement proceeding solely on account of its capital ratios, if it has entered into and is in compliance with a written agreement to increase its Leverage Capital Ratio and to take such other action as may be necessary for the institution to be operated in a safe and sound manner. The capital regulations also provide, among other things, for the issuance of a capital directive, which is a final order issued to a bank that fails to maintain minimum capital or to restore its capital to the minimum capital requirement within a specified time period. Such directive is enforceable in the same manner as a final cease-and-desist order.

         Prompt Corrective Action. Under Section 38 of the FDIA, each federal banking agency is required to implement a system of prompt corrective action for institutions which it regulates. The federal banking agencies have promulgated substantially similar regulations to implement the system of prompt corrective action established by Section 38 of the FDIA. Under the regulations, a bank shall be deemed to be: (i) "well capitalized" if it has a Total Risk Based Capital Ratio of 10.0% or more, a Tier 1 Risk Based Capital Ratio of 6.0% or more, a Leverage Capital Ratio of 5.0% or more and is not subject to any written capital order or directive; (ii) "adequately capitalized" if it has a Total Risk Based Capital Ratio of 8.0% or more, a Tier 1 Risk Based Capital Ratio of 4.0% or more and a Tier 1 Leverage Capital Ratio of 4.0% or more (3.0% under certain circumstances) and does not meet the definition of "well capitalized;" (iii) "undercapitalized" if it has a Total Risk Based Capital Ratio that is less than 8.0%, a Tier 1 Risk based Capital Ratio that is less than 4.0% or a Leverage Capital Ratio that is less than 4.0% (3.0% under certain circumstances); (iv) "significantly undercapitalized" if it has a Total Risk Based Capital Ratio that is less than 6.0%, a Tier 1 Risk Based

Capital Ratio that is less than 3.0% or a Leverage Capital Ratio that is less than 3.0%; and (v) "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%.

         An institution generally must file a written capital restoration plan which meets specified requirements with an appropriate federal banking agency within 45 days of the date the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. A federal banking agency must provide the institution with written notice of approval or disapproval within 60 days after receiving a capital restoration plan, subject to extensions by the applicable agency.

         An institution which is required to submit a capital restoration plan must concurrently submit a performance guaranty by each company that controls the institution. Such guaranty shall be limited to the lesser of (i) an amount equal to 5.0% of the institution's total assets at the time the institution was notified or deemed to have notice that it was undercapitalized or (ii) the amount necessary at such time to restore the relevant capital measures of the institution to the levels required for the institution to be classified as adequately capitalized. Such a guaranty shall expire after the federal banking agency notifies the institution that it has remained adequately capitalized for each of four consecutive calendar quarters. An institution which fails to submit a written capital restoration plan within the requisite period, including any required performance guaranty, or fails in any material respect to implement a capital restoration plan, shall be subject to the restrictions in Section 38 of the FDIA which are applicable to significantly undercapitalized institutions.

         A "critically undercapitalized institution" is to be placed in conservatorship or receivership within 90 days unless the FDIC formally determines that forbearance from such action would better protect the deposit insurance fund. Unless the FDIC or other appropriate federal banking regulatory agency makes specific further findings and certifies that the institution is viable and is not expected to fail, an institution that remains critically undercapitalized on average during the fourth calendar quarter after the date it becomes critically undercapitalized must be placed in receivership. The general rule is that the FDIC will be appointed as receiver within 90 days after a bank becomes critically undercapitalized unless extremely good cause is shown and an extension is agreed to by the federal regulators. In general, good cause is defined as capital which has been raised and is imminently available for infusion into a bank except for certain technical requirements which may delay the infusion for a period of time beyond the 90 day time period.

         Immediately upon becoming undercapitalized, an institution shall become subject to the provisions of Section 38 of the FDIA, which (i) restrict payment of capital distributions and management fees; (ii) require that the appropriate federal banking agency monitor the condition of the institution and its efforts to restore its capital; (iii) require submission of a capital restoration plan;
(iv) restrict the growth of the institution's assets; and (v) require prior approval of certain expansion proposals. The appropriate federal banking agency for an undercapitalized institution also may take any number of discretionary supervisory actions if the agency determines that any of these actions is necessary to resolve the problems of the institution at the least possible long-term cost to the deposit insurance fund, subject in certain cases to specified procedures. These discretionary supervisory actions include: requiring the institution to raise additional capital; restricting transactions with affiliates; requiring divestiture of the institution or the sale of the institution to a willing purchaser; and any other supervisory action that the agency deems appropriate. These and additional mandatory and permissive supervisory actions may be taken with respect to significantly undercapitalized and critically undercapitalized institutions.

         Additionally, under Section 11(c)(5) of the FDIA, a conservator or receiver may be appointed for an institution where: (i) an institution's obligations exceed its assets; (ii) there is substantial dissipation of the institution's assets or earnings as a result of any violation of law or any unsafe or unsound practice; (iii) the institution is in an unsafe or unsound condition; (iv) there is a willful violation of a cease-and-desist order; (v) the institution is unable to pay its obligations in the ordinary course of business; (vi) losses or threatened losses deplete all or substantially all of an institution's capital, and there is no reasonable prospect of becoming "adequately capitalized" without assistance; (vii) there is any violation of law or unsafe or unsound practice or condition that is likely to cause insolvency or substantial dissipation of assets or earnings, weaken the institution's condition, or otherwise seriously prejudice the interests of depositors or the insurance fund; (viii) an institution ceases to be insured; (ix) the institution is undercapitalized and has no reasonable prospect that it will become adequately capitalized, fails to become adequately capitalized when required to do so, or fails to submit or materially implement a capital restoration plan; or (x) the institution is critically undercapitalized or otherwise has substantially insufficient capital.

         Regulatory Enforcement Authority. Federal banking law grants substantial enforcement powers to federal banking regulators. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities.

      SHARE OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information as of April 30, 2000 concerning the number and percentage of shares of the common stock beneficially owned by our directors and executive officers, and by all of our directors and executive officers as a group, as well as information regarding each other person known by the Company to own in excess of 5% of the outstanding common stock. Also shown, for illustrative purposes only, are the number and percentage of shares that will be owned by such persons after the offering, based upon their current intentions to purchase shares in the offering, and assuming the sale of 338,983 shares in the offering at a price of $14.75. The purchase intentions of these people may change, and they may purchase more shares or fewer shares. The number of shares they purchase may also vary depending on the price at which shares are actually sold. Except as otherwise indicated, all shares are owned directly, and the named person possesses sole voting and sole investment power with respect to all such shares. Except as set forth below, we are not aware of any other person or persons who beneficially own in excess of five percent of the common stock. Further, we are not aware of any arrangement which at a subsequent date may result in a change of control of the James Monroe Bancorp.

                                  NUMBER OF SHARES                                NUMBER OF SHARES
                                    OWNED BEFORE             PERCENT OF             OWNED AFTER              PERCENT OF
       NAME                         OFFERING(1)               CLASS(1)              OFFERING(1)              CLASS(1)
-----------------------          -----------------         --------------        ------------------        ------------
Directors

Fred A. Burroughs, III                 4,900                     *                     8,290                     *

Terry L. Collins, Ph.D.               38,200(2)                5.12%                  51,700                   4.76%
12701 Fair Lake Circle
Fairfax, Virginia 22033

Norman P. Horn                         4,967                     *                     6,667                     *

David C. Karlgaard, Ph.D.             38,267(3)                5.12%                  53,367                   4.91%
3949 Pender Drive
Fairfax, Virginia 22030

Richard C. Litman                      7,700                   1.03%                   9,400                     *

John R. Maxwell                       29,586                   3.75%                  29,586                   2.67%

Alvin E. Nashman , Ph.D.              11,700                   1.57%                  15,100                   1.39%

Helen L. Newman                       13,733(4)                1.84%                  23,733                   2.19%

Thomas L. Patterson                    8,267                   1.11%                  11,667                   1.08%

David W. Pijor                         6,600                     *                     9,000                     *

Russell E. Sherman                     6,733                     *                     7,733                     *


Executive Officers

Richard I. Linhart                     8,016                   1.07%                   8,016                     *


All directors and                    178,669(1)               22.52%                 234,259                  20.69%
executive officers as a
group (12 persons)


Other 5% Shareholders

Nino Vaghi(5)                         43,515                   5.85%                  87,582                   8.08%
5225 Pooks Hill Road
#1512-S
Bethesda, MD   20814


*        Less than one percent

(1) For purposes hereof, a person is deemed to be the beneficial owner of securities with respect to which he has or shares voting or investment power. Except as otherwise indicated, the named beneficial owner has sole voting and investment power with respect to all shares beneficially owned by such person. The percentage of shares owned before the offering is based on 744,290 shares outstanding as of April 30, 2000, except with respect to individuals holding options to acquire common stock exercisable within sixty days of April 30, 2000, in which event represents percentage of shares issued and outstanding as of April 30, 2000 plus the number of such options held by such person, and all directors and officers as a group, which represents percentage of shares outstanding as of April 30, 2000 plus the number of such options held by all such persons as a group. The percentage of shares owned after the offering is based upon the sale of 338,983 shares in the offering.

         (Footnotes continued on following page)

         (Footnotes continued from prior page)

         Directors and executive officers beneficially own option to purchase shares of common stock which are exercisable within sixty days of April 30, 2000 as follows: Collins - 2,100 shares; Horn - 1,467 shares; Karlgaard - 2,767 shares; Litman - 2,700 shares; Maxwell - 24,586 shares; Newman - 1,233 shares; Patterson - 1,267 shares; Pijor - 4,100 shares; Sherman - 1,733 shares; Linhart - 7,266shares.

(2) Includes 1,100 shares of Common Stock held individually by Mr. Collins' daughter. Mr. Collins disclaims beneficial ownership of the shares of Common Stock held by his daughter.

(3) Includes 35,000 shares of Common Stock held individually by Mr. Karlgaard and 500 shares of Common Stock held by his children.

(4) Includes 10,500 shares of Common Stock held individually by Mrs. Newman and 2,000 shares of Common Stock held individually by her spouse.

(5) Mr. Vaghi was an organizer of James Monroe Bank, and served on the Board of Directors from its organization until December 31, 1998.

                                   MANAGEMENT

         The following table sets forth the name, age at April 30, 2000, and principal position with James Monroe Bancorp and James Monroe Bank of each person who is currently a director or executive officer of James Monroe Bancorp. James Monroe Bancorp's Board of Directors currently consists of eleven (11) members, all of which serve for a one year term. Each director of James Monroe Bancorp is also a director of James Monroe Bank.

          Name                   Age                            Position
--------------------------    ----------    --------------------------------------------------
Directors

Fred A. Burroughs, III           64                             Director

Terry L. Collins, Ph.D.          53                             Director

Norman P. Horn                   67                             Director

David C. Karlgaard,              53                             Director

Richard C. Litman                42                             Director

John R. Maxwell                  39          Director, President and Chief Executive Officer
                                              of James Monroe Bancorp and James Monroe Bank

Alvin E. Nashman, Ph.D.          72                             Director

Helen L. Newman                  56                             Director

Thomas L. Patterson              47                             Director

David W. Pijor                   47                Chairman of the Board of Directors

Russell E. Sherman               62                             Director


Executive Officers

Richard I. Linhart               56           Executive Vice President and Chief Operating
                                             Officer of James Monroe Bank and James Monroe
                                                                Bancorp

         Set forth below is certain additional information regarding each director and executive officer of James Monroe Bancorp and James Monroe Bank. Except as otherwise stated, the principal occupation indicated has been the person's principle occupation for at least the last five years. Each of the members of the Board of Directors of James Monroe Bancorp has served since its organization in April 1999, and has served as a member of the Board of Directors of James Monroe Bank since its organization in 1998, except for Mr. Burroughs, who joined the Board of Directors of the Bank in February 1999.

         Fred A. Burroughs, III. Mr. Burroughs retired in 1997 from his position as Chairman of the Board and Chief Executive Officer of The Bank of Northern Virginia.

         Dr. Terry L. Collins. Mr. Collins is the Co-Founder and President of Argon Engineering Associates, founded in 1997 (Systems and Information Technology Firm). He was also the Vice President and General Manager of the Falls Church Operation of Raytheon E-Systems from 1989 - 1997.

         Norman P. Horn. Mr. Horn, retired, was a Principal in Homes, Lowry, Horn & Johnson, Ltd. (Accounting Firm).

         Dr. David C. Karlgaard. Mr. Karlgaard is the Founder, Chairman and President of PEC Solutions, Inc (Information Technology Firm) (listed on the Nasdaq National Market).

         Richard C. Litman. Mr. Litman is a Registered Patent Attorney; President of Litman Law Offices, Ltd.

         John R. Maxwell.  Mr.  Maxwell has been  President and Chief  Executive
Officer of the Bank since April 1997 and of the Company since its formation; Senior Vice President - Lending of the Bank of Northern Virginia from 1988 to 1996; Executive Vice President and Chief Lending Officer of the Bank of Northern Virginia from 1996 to 1997.

         Dr. Alvin E. Nashman. Mr. Nashman retired in 1992 from his position of Head of the Systems Group of Computer Sciences Corporation which he held for over 27 years; Director of Halifax Corporation (publicly traded on AMEX); Director of Andreulis Corporation; Director of Spaceworks; Director of Federal Sources, Inc.

         Helen L. Newman. Ms. Newman is Senior Vice President of Government Operations for Gulfstream Aerospace Corporation.

         Thomas L. Patterson. Mr. Patterson is an attorney with Linowes and Blocher, P.C. (Law Firm) since May 2000, and prior to that time was an attorney with Tucker, Flyer & Lewis (Law Firm).

         David W. Pijor. Mr. Pijor has been Chairman of the Bank since February 1997 and Chairman of Bancorp since its formation, and is Of Counsel to the firm of Sherman & Fromme, P.C. (Law Firm).

         Russell E. Sherman. Mr. Sherman is the President of Sherman & Fromme, P.C. (Law Firm).

         Richard I. Linhart. Prior to joining the Bank in February 1998, Mr. Linhart was President of ALM Associates from 1995 to 1998, Executive Vice President and CFO of Hubco, Inc., Mahwah, New Jersey from 1994 to 1995 and Executive Vice President and COO of NBT Bancorp, Norwich, New York from 1991 to 1994.

DIRECTOR COMPENSATION

         Directors do not receive fees for attendance at meetings of the Board of Directors of Bancorp or the Bank, or committee meetings. Directors are entitled to receive options under the 1999 Directors' Stock Option Plan (the "Director Option Plan"). In 1999, director received options to purchase an aggregate of 57,200 shares of Common Stock at an exercise price of $10.00 per share.

     The Directors' Option Plan was approved by stockholders in 1999. Under the Directors' Option Plan, 66,800 shares of common stock are available for issuance under options granted between 1999 and 2004. The purpose of the Directors' Option Plan is to enable James Monroe Bancorp to continue to attract and retain outstanding outside directors, and to further the growth, development and financial success of James Monroe Bancorp and James Monroe Bank. Only non-employee directors of James Monroe Bancorp and any subsidiary are eligible to participate in the Plan. As of March 31, 2000 there was an aggregate of 55,500 options to purchase shares of common stock outstanding under the Directors' Option Plan, at an exercise price of $10.00 per share, and 9,680 options remained available for issuance.

             EXECUTIVE OFFICER COMPENSATION AND CERTAIN TRANSACTIONS

COMPENSATION - OVERVIEW

         The following table sets forth a comprehensive overview of the compensation for Mr. Maxwell, James Monroe Bancorp's and James Monroe Bank's Chief Executive Officer during the 1999 and 1998 fiscal years. No other executive officer of James Monroe Bancorp received total salary and bonus of $100,000 or more during the fiscal year ended December 31, 1999

                           SUMMARY COMPENSATION TABLE

                                         Annual Compensation                        Long-term
                                                                                   Compensation
                                                                                      Awards
                                                                                     Securities          All Other
 Name and Principal Position     Year          Salary              Bonus        Underlying Options   Compensation($)
 ---------------------------     ----          ------              -----        ------------------   ---------------
John R. Maxwell, President      1999          $118,750            $10,000              -0-           Less than $10,000
and Chief Executive
Officer
                                1998           $64,167               -0-               36,880        Less than $10,000

 ---------------------------
(1) Compensation for 1998 is from the date the Bank opened on June 8, 1998 through December 31, 1998

         AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR
                                AND OPTION VALUES

                                                                           Number of Securities         Value of Unexercised
                                                                          Underlying Unexercised      In-The-Money Options at
                                                                        Options at December 31, 1999     December 31, 1999
          Name           Shares Acquired on Exercise    Value Realized    Exercisable/Unexercisable   Exercisable/Unexercisable
-------------------------------------------------------------------------------------------------------------------------------
John R. Maxwell                      -0-                $-0-             12,294/24,586            $24,588/$49,176
------------------------

EMPLOYEE BENEFIT PLANS

         James Monroe Bank provides all officers and full-time employees with group life and medical and dental insurance coverage.

         401(k) Plan. James Monroe Bancorp has a defined contribution 401(k) retirement plan which covers employees that meet certain age and length of service requirements. The Company does not currently contribute to the 401(k) plan nor does it currently match employee contributions.

         Stock Option Plans. Under James Monroe Bancorp's 1998 Management Incentive Stock Option Plan, approved by stockholders in 1998 and amended in 1999 (the "1998 Option Plan"), 91,800 shares of common stock are available for issuance under options granted between 1998 and 2008. The purpose of the 1998 Option Plan is to enable James Monroe Bancorp to attract, retain and incentivize outstanding employees for James Monroe Bancorp and James Monroe Bank, and to reward excellent performance by the employees and to further the growth, development and financial success of James Monroe Bancorp. Eligible employees are those employees, including officers, who at the time options are granted, are deemed to be "key employees" by the Board of Directors. The Board of Directors administers the 1998 Option Plan. As of March 31, 2000, there was an aggregate of 54,630 options to purchase shares of common stock outstanding under the 1998 Option Plan, at $10.00 per share, 64,130 options had been allocated for issuance to certain employees upon achievement of certain performance goals, and 27,750 options remained available for issuance.

         Employment Agreements The Bank and Bancorp have entered into an agreement with Mr. Maxwell pursuant to which Mr. Maxwell serves as President and Chief Executive Officer of each institution. Without cause or Mr. Maxwell's consent, he may not be removed from these positions, nor may any executive position higher than Mr. Maxwell's be established. The initial term of Mr. Maxwell's agreement expires on May 31, 2002, and is subject to automatic one-year extensions on each June 1, provided that neither the company nor Mr. Maxwell has given written notice of intention not to renew at least 90 days prior to the renewal date. The agreement provides for the payment of cash and other benefits to Mr. Maxwell, including a base salary of $125,000 during the period June 1, 1999 to May 31,

2000. Mr. Maxwell's base salary for subsequent periods is subject to annual review by the Board of Directors, provided that the salary may not be less than 105% of his base salary for the prior period. Mr. Maxwell is entitled to an annual bonus determined by the Board of Directors, $1,000,000 of Bank paid life insurance (subject to increase based upon the percentage increase in base salary), use of a Bank owned or leased car and an automobile allowance, and is entitled to reimbursement of reasonable business expenses. Under the agreement, Mr. Maxwell has been granted non qualified options to purchase 36,880 shares of common stock at an exercise price of $10.00 per share, vesting over a three year period ending on June 1, 2001, exercisable through May 31, 2008, regardless of earlier termination of the agreement or Mr. Maxwell's employment or the reason for the termination. Mr. Maxwell is entitled to reimbursement of income taxes payable upon the exercise of the options, up to the amount of the tax benefit realized by Bancorp as a result of the exercise, and under certain circumstances, to registration of the shares under the securities laws. Mr. Maxwell is also entitled to participate in any pension, retirement, profit sharing, stock purchase, stock option, insurance, deferred compensation and other benefit plans provided to other executives or employees.

         The agreement terminates as of the end of the initial or any renewal terms if either party gives notice of nonrenewal. If Mr. Maxwell elects not to renew the agreement, he is not entitled to any additional payments, and is subject to a two year noncompetition agreement. If the Bank or Bancorp elects not to renew the agreement, Mr. Maxwell is entitled to receive continued salary, bonus and benefits for 18 months, and is subject to the noncompetition agreement for that period. If the agreement is terminated by Mr. Maxwell, at his option, within six months of a "change in control" (as defined), Mr. Maxwell shall be entitled to receive continued salary, bonus and benefits for one year, and is subject to the noncompetition agreement for that period. If the agreement is terminated by the Bank or Bancorp in breach of the agreement, Mr. Maxwell is entitled to receive continued salary, bonus and benefits for 12 months, and is not subject to the noncompetition agreement. The agreement prohibits conflicts of interest, and requires that Mr. Maxwell maintain the confidentiality of nonpublic information regarding the Bank, Bancorp and its customers.

         Certain Transactions with Management. James Monroe Bancorp has had, and expects to have in the future, banking transactions in the ordinary course of business with some of its directors, officers, and employees and their associates. In the past, substantially all of such transactions have been on the same terms, including interest rates, maturities and collateral requirements as those prevailing at the time for comparable transactions with non-affiliated persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

         The maximum aggregate amount of loans to officers, directors and affiliates of James Monroe Bancorp during 1999 amounted to $980,900 representing approximately 14.7% of total shareholders" equity at December 31, 1999. In the opinion of the Board of Directors, the terms of these loans are no less favorable to James Monroe Bancorp than terms of the loans to unaffiliated parties. On December 31, 1999, $737,500 of loans were outstanding to individuals who, during 1999, were officers, directors of affiliates of James Monroe Bancorp. At the time each loan was made, management believed that the loan involved no more than the normal risk of collectibility and did not present other unfavorable features. None of such loans were classified as Substandard, Doubtful or Loss.

                         SHARES ELIGIBLE FOR FUTURE SALE

         All shares sold in this offering will be freely tradable without restriction or registration under the Securities Act of 1933, except for any shares purchased by an "affiliate" of James Monroe Bancorp, which will be subject to the resale limitations set forth in Securities and Exchange Commission Rule 144.

         All of James Monroe Bancorp's directors are considered "affiliates" within the meaning of Rule 144 and will, therefore, be subject to the applicable resale limitations with respect to the shares purchased in this offering. In general, the number of shares that can be sold by each director in brokers' transactions, (as that term is used in Rule 144) within any three month period may not exceed the greater of (i) one percent (1%) of the outstanding shares as shown by the most recent report or statement published by the company, or (ii) the average weekly reported volume of trading in the shares on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the sale.

                          DESCRIPTION OF CAPITAL STOCK

         James Monroe Bancorp's authorized capital consists of 2,000,000 shares of common stock, $1.00 par value. As of March 31, 2000, there were 744,290 shares of common stock outstanding.

         Common Stock. Holders of common stock are entitled to cast one vote for each share held of record, to receive such dividends as may be declared by the Board of Directors out of legally available funds, and, subject to the rights of any class of stock having preference to the common stock, to share ratably in any distribution of James Monroe Bancorp's assets after payment of all debts and other liabilities, upon liquidation, dissolution or winding up. Shareholders do not have cumulative voting rights or preemptive rights or other rights to subscribe for additional shares, and the common stock is not subject to conversion or redemption. The shares of common stock to be issued in this offering will be, when issued, fully paid and non-assessable.

         Limitations on Payment of Dividends. The payment of dividends by James Monroe Bancorp will depend largely upon the ability of James Monroe Bank to declare and pay dividends to James Monroe Bancorp, as the principle source of James Monroe Bancorp's revenue will be from dividends paid by James Monroe Bank. Dividends will depend primarily upon the bank's earnings, financial condition, and need for funds, as well as governmental policies and regulations applicable to James Monroe Bancorp and James Monroe Bank. Even if James Monroe Bank and James Monroe Bancorp have earnings in an amount sufficient to pay dividends, the Board of Directors may determine to retain earnings for the purpose of funding the growth of James Monroe Bank and James Monroe Bancorp.

         Regulations of the Federal Reserve and Virginia law place limits on the amount of dividends James Monroe Bank may pay to James Monroe Bancorp without prior approval. Prior regulatory approval is required to pay dividends which exceed James Monroe Bank's net profits for the current year plus its retained net profits for the preceding two calendar years, less required transfers to surplus. Federal bank regulatory agencies also have authority to prohibit a bank from paying dividends if such payment is deemed to be an unsafe or unsound practice, and the Federal Reserve Board has the same authority over bank holding companies.

         The Federal Reserve Board has established guidelines with respect to the maintenance of appropriate levels of capital by registered bank holding companies. Compliance with such standards, as presently in effect, or as they may be amended from time to time, could possibly limit the amount of dividends that James Monroe Bancorp may pay in the future. In 1985, the Federal Reserve Board issued a policy statement on the payment of cash dividends by bank holding companies. In the statement, the Federal Reserve Board expressed its view that a holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income, or which could only be funded in ways that weaken the holding company's financial health, such as by borrowing. As a depository institution, the deposits of which are insured by the FDIC, James Monroe Bank may not pay dividends or distribute any of its capital assets while it remains in default on any assessment due the FDIC. See "Market for Common Stock and Dividends" (page 14).

CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION AND VIRGINIA LAW

         James Monroe Bancorp's Articles of Incorporation do not contain any provisions which would require a greater or lesser than normal vote of shareholders, any provisions which impose special approval or other requirements on corporate transactions or other matters, or which could be deemed to have an antitakeover effect. The Virginia Stock Corporation Act (the "VSCA") which is applicable to James Monroe Bancorp and the holders of common stock contains provisions which could be deemed to have an antitakeover effect. The discussion of the following provisions is not exhaustive, and is not intended to imply that all material provisions of either the Articles of Incorporation or the FBCA are enumerated herein.

         Affiliated Transactions. The VSCA contains provisions governing "affiliated transactions." These include various transactions such as mergers, share exchanges, sales, leases, or other material dispositions of assets, issuances of securities, dissolutions, and similar transactions with an "interested shareholder." An interested shareholder is generally the beneficial owner of more than 10% of any class of a corporation's outstanding voting shares. During the three years following the date a shareholder becomes an interested shareholder, any affiliated transaction with the interested shareholder must be approved by both a majority of the "disinterested directors"

(those directors who were directors before the interested shareholder became an interested shareholder or who were recommended for election by a majority of disinterested directors) and by the affirmative vote of the holders of two-thirds of the corporation's voting shares other than shares beneficially owned by the interested shareholder. These requirements do not apply to affiliated transactions if, among other things, a majority of the disinterested directors approve the interested shareholder's acquisition of voting shares making such a person an interested shareholder before such acquisition. Beginning three years after the shareholder becomes an interested shareholder, the corporation may engage in an affiliated transaction with the interested shareholder if:

         o        the  transaction  is approved by the holders of  two-thirds of
                  the   corporation's   voting   shares,   other   than   shares
                  beneficially owned by the interested shareholder,

         o the affiliated transaction has been approved by a majority of the disinterested directors, or subject to certain additional requirements, in the affiliated transaction the holders of each class

         o or series of voting shares will receive consideration meeting specified fair price and other requirements designed to ensure that all shareholders receive fair and equivalent consideration, regardless of when they tendered their shares.

         Control Share Acquisitions. Under the VSCA's control share acquisitions law, voting rights of shares of stock of a Virginia corporation acquired by an acquiring person or other entity at ownership levels of 20%, 33 1/3%, and 50% of the outstanding shares may, under certain circumstances, be denied. The voting rights may be denied:

         o unless conferred by a special shareholder vote of a majority of the outstanding shares entitled to vote for directors, other than shares held by the acquiring person and officers and directors of the corporation, or

         o amongother exceptions, such acquisition of shares is made pursuant to a affiliation agreement with the corporation or the corporation's articles of incorporation or by-laws permit the acquisition of such shares before the acquiring person's acquisition thereof.

         If authorized in the corporation's articles of incorporation or by-laws, the statute also permits the corporation to redeem the acquired shares at the average per share price paid for them if the voting rights are not approved or if the acquiring person does not file a "control share acquisition statement" with the corporation within sixty days of the last acquisition of such shares. If voting rights are approved for control shares comprising more than 50% of the corporation's outstanding stock, objecting shareholders may have the right to have their shares repurchased by the corporation for "fair value." The provisions of the Affiliated Transactions Statute and the Control Share Acquisition Statute are only applicable to public corporations that have more than 300 shareholders. Corporations may provide in their articles of incorporation or bylaws to opt-out of the Control Share Acquisition Statute, but we have not done so.

         Supermajority Voting Provisions. The VSCA provides that, unless a corporation's articles of incorporation provide for a higher or lower vote, certain significant corporate actions must be approved by the affirmative vote of the holders of more than two-thirds of the votes entitled to be cast on the matter. Corporate actions requiring a two-thirds vote include amendments to a corporation's articles of incorporation, adoption of plans of affiliation or exchange, sales of all or substantially all of a corporation's assets other than in the ordinary course of business and adoption of plans of dissolution ("Fundamental Actions"). The VSCA provides that a corporation's articles may either increase the vote required to approve Fundamental Actions or may decrease the required vote to not less than a majority of the votes entitled to be cast. The articles of incorporation of James Monroe Bancorp do not contain any provisions altering the vote required for any Fundamental Action.

                                  LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon for James Monroe Bancorp by Kennedy, Baris & Lundy, L.L.P., Bethesda, Maryland. Members of such firm may subscribe to purchase shares of common stock offered hereby.

                                     EXPERTS

         The audited financial statements of James Monroe Bancorp, Inc. for year ended December 31, 1999 which are included in this prospectus, have been included in reliance upon the report of Yount, Hyde & Barbour, P.C., independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

         On May 24, 1999, Keller Bruner & Company, LLP ("Keller Bruner"), the independent certified public accountants which audited James Monroe Bank's financial statements for the period from June 8, 1998 and ending December 31, 1998, was dismissed by the Board of Directors upon the recommendation of the audit committee. Keller Bruner's report on James Monroe Bank's financial statements for the period from June 8, 1998 and ending December 31, 1998 did not contain an adverse opinion or disclaimer of opinion, and were not modified as to uncertainty, audit scope or accounting principles.

         There were no disagreements with Keller Bruner on any matter of accounting principles or practices, financial statement disclosure, audit scope or procedure which would have caused it to make reference to such disagreement in connection with its report.

         Yount, Hyde & Barbour, P.C. was retained by James Monroe Bancorp on May 24, 1999 to audit its financial statements for fiscal year 1999 as its certifying accountant. The appointment of Yount, Hyde and Barbour, P.C. was recommended by the audit committee of the Board of Directors and approved by the Board of Directors. There were no consultations between James Monroe Bancorp and Yount, Hyde & Barbour. P.C. regarding the application of accounting principles to any matter, or as to any type of opinion that might be issued on James Monroe Bancorp's financial statements.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION
                           ABOUT JAMES MONROE BANCORP

         This prospectus is part of a registration statement on Form SB-2 filed by James Monroe Bancorp with the Securities and Exchange Commission. This prospectus does not contain all of the information contained in the registration statement, certain parts of which have been omitted under SEC rules. Any statements in this prospectus about the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete, and reference is made to the copy of the filed document for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference. The registration statement may be read and copied at the SEC's public reference room located at 450 Fifth
Street, NW, Room 1024, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an Internet web site that contains information of issuers, including James Monroe Bancorp, who file electronically with the SEC. The address of that web-site is http://www.sec.gov.

         James Monroe Bancorp distributes annual reports containing audited financial statements to its shareholders. As a result of the effectiveness of the registration statement of which this prospectus is a part, James Monroe Bancorp will file annual and quarterly reports under the Securities Exchange Act of 1934, and will continue to file such reports until such time as it has fewer than 300 shareholders of record.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

AUDITED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 1999

Independent Auditor's Report.....................................................................................F-2

Audited Balance Sheet............................................................................................F-3

Audited Statement of Income......................................................................................F-4

Audited Statement of Changes in Stockholders' Equity.............................................................F-5

Audited Statement of Cash Flows..................................................................................F-5

Notes to Audited Financial Statements............................................................................F-7

UNAUDITED FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 2000

Unaudited Balance Sheet.........................................................................................F-22

Unaudited Statement of Operations...............................................................................F-23

Unaudited Statement of Changes in Stockholders' Equity .........................................................F-24

Unaudited Statement of Cash Flows...............................................................................F-25

Notes to Unaudited Financial Statements.........................................................................F-26

                          INDEPENDENT AUDITOR'S REPORT





To the Stockholders and Directors
James Monroe Bancorp, Inc. and Subsidiary
Arlington, Virginia


     We have audited the accompanying consolidated balance sheet of James Monroe Bancorp, Inc. and Subsidiary as of December 31, 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of James Monroe Bank as of December 31, 1998 and for the period June 8, 1998 (commencement of banking operations) through December 31, 1998 were audited by other auditors whose report, dated February 17, 1999, expressed an unqualified opinion on those statements.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of James Monroe Bancorp, Inc. and Subsidiary as of December 31, 1999, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.


/s/ Yount, Hyde & Barbour, PC


Winchester, Virginia
January 7, 2000

                           JAMES MONROE BANCORP, INC.
                                 AND SUBSIDIARY


                          CONSOLIDATED BALANCE SHEETS
                           December 31, 1999 and 1998

                                                                               DECEMBER 31,
                                                                       ----------------------------
                                                                           1999            1998
                                                                       -------------    -----------
               ASSETS

Cash and due from banks                                                $  2,640,520     $ 1,305,528
Federal funds sold                                                        1,537,000       4,967,000
Securities available for sale at fair value                              13,518,256       3,988,212
Loans, net of allowance for loan losses of $363,000 in 1999
 and $132,000 in 1998                                                    30,675,915      12,637,318
Bank premises and equipment, net                                            713,978         493,163
Accrued interest receivable                                                 345,794          87,686
Other assets                                                                186,166          29,655
                                                                       -------------    -----------
                                                                       $ 49,617,629     $23,508,562
                                                                       =============    ===========

    LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
  Deposits:
    Noninterest-bearing deposits                                       $ 13,216,794     $ 6,493,982
    Interest-bearing deposits                                            29,602,269      10,287,015
                                                                       -------------    -----------
      Total deposits                                                   $ 42,819,063     $16,780,997

  Accrued interest payable and other liabilities                            199,078          68,926
                                                                       -------------    -----------
      Total liabilities                                                $ 43,018,141     $16,849,923
                                                                       -------------    -----------
COMMITMENTS AND CONTINGENCIES                                          $         --     $        --
                                                                       -------------    -----------

STOCKHOLDERS' EQUITY
  Common stock, $1 par value; authorized 2,000,000 shares;
    issued and outstanding 742,590 shares in 1999, 737,590
    shares in 1998                                                     $    742,590     $   737,590
  Capital surplus                                                         6,683,310       6,638,310
  Retained earnings (deficit)                                              (581,059)       (706,503)
  Accumulated other comprehensive (loss)                                   (245,353)        (10,758)
                                                                       -------------    -----------
    Total stockholders' equity                                         $  6,599,488     $ 6,658,639
                                                                       -------------    -----------
                                                                       $ 49,617,629     $23,508,562
                                                                       =============    ===========


The accompanying notes are an integral part of these consolidated financial statements.

                           JAMES MONROE BANCORP, INC.
                                 AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME
                For the Year Ended December 31, 1999 and for the
               Period from June 8, 1998 through December 31, 1998


                                                                          FOR THE PERIOD
                                                              FOR THE    FROM JUNE 8, 1998
                                                            YEAR ENDED       THROUGH
                                                           DECEMBER 31,    DECEMBER 31,
                                                               1999            1998
                                                               ----            ----

INTEREST INCOME:

  Loans, including fees                                       $2,007,874   $ 339,630
  Securities, taxable                                            622,129      39,217
  Federal funds sold                                             214,770     250,824
                                                              ----------   ---------
     Total interest income                                    $2,844,773   $ 629,671
                                                              ----------   ---------

INTEREST EXPENSE, deposits                                    $  920,740   $ 147,442
                                                              ----------   ---------

       Net interest income                                    $1,924,033   $ 482,229

PROVISION FOR LOAN LOSSES                                        231,000     132,000
                                                              ----------   ---------

        Net interest income after provision for loan losses   $1,693,033   $ 350,229
                                                              ----------   ---------

NONINTEREST INCOME:

  Service charges and fees                                    $  110,764   $   4,936
  Other                                                           48,605       9,013
                                                              ----------   ---------
        Total noninterest income                              $  159,369   $  13,949
                                                              ----------   ---------

NONINTEREST EXPENSES:

  Salaries and wages                                          $  743,885   $ 305,929
  Employee benefits                                               96,998      49,084
  Occupancy expenses                                             234,265     119,084
  Equipment expenses                                             103,992      37,950
  Other operating expenses                                       547,818     304,613
                                                              ----------   ---------
        Total noninterest expenses                            $1,726,958   $ 816,660
                                                              ----------   ---------

        Income (loss) before income taxes                     $  125,444   $(452,482)

PROVISION FOR INCOME TAXES                                            --          --
                                                              ----------   ---------

        Net income (loss)                                     $  125,444   $(452,482)
                                                              ==========   =========

EARNINGS PER SHARE, basic and assuming dilution               $     0.17   $   (0.61)
                                                              ==========   =========


The accompanying notes are an integral part of these consolidated financial statements.

                           JAMES MONROE BANCORP, INC.
                                 AND SUBSIDIARY

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                For the Year Ended December 31, 1999 and for the
               Period From June 8, 1998 through December 31, 1998



                                                                                           ACCUMULATED
                                                                                              OTHER
                                                                                RETAINED      COMPRE-      COMPRE-        TOTAL
                                                    COMMON        CAPITAL       EARNINGS      HENSIVE      HENSIVE     STOCKHOLDERS'
                                                    STOCK         SURPLUS      (DEFICIT)      (LOSS)        INCOME        EQUITY
                                                    -----         -------      ---------      ------        ------        ------

BALANCE, JUNE 8, 1998                              $ 737,590     $6,638,310    $(254,021)    $      --                  $ 7,121,879
  Comprehensive (loss):
    Net (loss)                                            --             --     (452,482)           --     $  (452,482)    (452,482)
    Net change in unrealized (losses)
      on available for sale securities,
      net of deferred taxes of $5,542                     --             --           --       (10,758)        (10,758)     (10,758)
                                                   ---------     ----------    ---------     ---------     -----------     --------
  Total comprehensive (loss)                                                                                 $(463,240)
                                                                                                           ===========
BALANCE, DECEMBER 31, 1998                         $ 737,590     $6,638,310    $(706,503)    $ (10,758)                 $ 6,658,639
  Comprehensive (loss):
    Net income                                            --             --      125,444            --     $   125,444      125,444
    Net change in unrealized (losses)
      on available for sale securities,
      net of deferred taxes of $120,852                   --             --           --      (234,595)       (234,595)    (234,595)
                                                                                                            ----------
   Total comprehensive (loss)                                                                              $  (109,151)
                                                                                                            ==========
   Issuance of common stock                            5,000         45,000           --            --                       50,000
                                                   ---------     ----------    ---------     ---------                  -----------
BALANCE, DECEMBER 31, 1999                         $ 742,590     $6,683,310    $(581,059)    $(245,353)                 $ 6,599,488
                                                   =========     ==========    =========     =========                  ===========



The accompanying notes are an integral part of these consolidated financial statements.

                           JAMES MONROE BANCORP, INC.
                                 AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                For the Year Ended December 31, 1999 and for the
               Period From June 8, 1998 through December 31, 1998

                                                                                        FOR THE PERIOD
                                                                           FOR THE     FROM JUNE 8, 1998
                                                                          YEAR ENDED        THROUGH
                                                                         DECEMBER 31,     DECEMBER 31,
                                                                             1999             1998
                                                                             ----             ----
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income (loss)                                                     $    125,444    $   (452,482)
 Adjustments to reconcile net income (loss) to net cash provided by
  (used in) operating activities:
  Depreciation and amortization                                              80,681          37,815
  Provision for loan losses                                                 231,000         132,000
  (Increase) in accrued interest receivable                                (258,108)        (87,686)
  Amortization of bond premium                                                3,213           2,560
  Accretion of bond discount                                                 (6,653)             --
  (Increase) in other assets                                                (35,660)         (7,423)
  Increase in accrued interest and other liabilities                        130,152          68,926
                                                                       ------------    ------------
    Net cash provided by (used in) operating activities                $    270,069    $   (306,290)
                                                                       ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES

  Purchases of securities available for sale                           $(11,112,050)   $ (4,007,072)
  Proceeds from calls and maturities of securities available for sale     1,230,000              --
  Purchases of premises and equipment                                      (301,496)       (363,629)
  (Increase) decrease in Federal funds sold                               3,430,000      (4,967,000)
  Net (increase) in loans                                               (18,269,597)    (12,769,318)
                                                                       ------------    ------------
    Net cash (used in) investing activities                            $(25,023,143)   $(22,107,019)
                                                                       ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES

  Net increase in demand deposits, savings deposits
    and money market accounts                                         $ 19,945,916    $ 13,462,570
  Net increase in time deposits                                          6,092,150       3,318,427
  Proceeds from issuance of common stock                                    50,000              --
                                                                      ------------    ------------
    Net cash provided by financing activities                         $ 26,088,066    $ 16,780,997
                                                                      ------------    ------------

    Increase (decrease)in cash and due from banks                     $  1,334,992    $ (5,632,312)

CASH AND DUE FROM BANKS

  Beginning                                                              1,305,528       6,937,840
                                                                      ------------    ------------

  Ending                                                              $  2,640,520    $  1,305,528
                                                                      ============    ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION,

  cash payments for interest paid to depositors                       $    825,947    $    120,686
                                                                      ============    ============

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES,

   unrealized (loss) on securities available for sale                 $   (355,447)   $    (16,300)
                                                                      ============    ============


The accompanying notes are an integral part of these consolidated financial statements.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                           JAMES MONROE BANCORP, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1. NATURE OF BANKING ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES

On May 27, 1999, the stockholders of James Monroe Bank voted in favor of a merger to become a wholly owned subsidiary of James Monroe Bancorp, Inc., which became a newly formed one-bank holding company.

Upon consummation of the reorganization effective July 1, 1999, each outstanding common share of James Monroe Bank was exchanged for one share of James Monroe Bancorp, Inc. common stock, par value $1 per share. The exchange of shares was a tax-free transaction for federal income tax purposes. The merger was accounted for on the same basis as a pooling-of-interests and financial statements for prior periods are identical to the financial statement of the Bank. Stockholders' equity has been restated to reflect this transaction in all prior periods.

James Monroe Bancorp, Inc. and Subsidiary (the Corporation) offers various loan, deposit and other financial service products to its customers, principally located throughout Northern Virginia. Additionally, the Corporation maintains correspondent banking relationships and transacts daily federal funds transactions on an unsecured basis, with regional correspondent banks.

The accounting and reporting policies and practices of the Corporation conform with generally accepted accounting principles. The following is a summary of the most significant of such policies and procedures.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of James Monroe Bancorp, Inc. and its wholly owned subsidiary, James Monroe Bank. In consolidation, significant intercompany accounts and transactions have been eliminated.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of asset and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of deferred tax assets.

CASH AND CASH EQUIVALENTS

For purposes of reporting cash flows, cash and due from banks include cash on hand and amounts due from banks, including cash items in process of clearing.

                          NOTES TO FINANCIAL STATEMENTS


SECURITIES AVAILABLE FOR SALE

Securities classified as available for sale are equity securities with readily determinable fair values and those debt securities that the Corporation intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Corporation's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. These securities are carried at fair value, with any unrealized gains or losses reported as a separate component of other comprehensive income net of the related deferred tax effect. Interest income, including amortization of premiums and accretion of discounts, computed by the interest method, is included in interest income in the statements of income.

LOANS

The Corporation grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by commercial real estate loans throughout Northern Virginia. The ability of the Corporation's debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

Interest on loans is accrued based on the principal amounts outstanding. Loans are placed on nonaccrual status when principal or interest is delinquent for 90 days or more. Any unpaid interest previously accrued on nonaccrual loans is reversed from income.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

                          NOTES TO FINANCIAL STATEMENTS


A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual consumer and residential loans for impairment disclosures.

BANK PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less accumulated depreciation and amortization that is computed using the straight-line method over the following estimated useful lives:

                                                               YEARS
                                                               -----
       Leasehold improvements                                     10
       Furniture and equipment                                  5-10

Costs incurred for maintenance and repairs are expensed currently.

INCOME TAXES

The provision for income taxes relates to items of revenue and expenses recognized for financial accounting purposes. The actual current tax liability may differ from the charge against earnings due to the effect of temporary differences between financial and tax accounting, resulting in deferred income taxes. The differences relate principally to amortization and provisions for credit losses. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will be either taxable or deductible when the asset and liabilities are recovered or settled, computed on the liability method.

COMPREHENSIVE INCOME

Comprehensive income is the change in equity of a business enterprise during a reportable period from transactions and other events and circumstances from non-owner sources. In addition to the Corporation's net income, change in equity components under comprehensive income reporting include the net change in unrealized gains and losses on available for sale securities.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented should not be considered an indication of the fair value of the Corporation taken as a whole.

EARNINGS PER SHARE

Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Corporation relate solely to outstanding stock options, and are determined using the treasury stock method.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2.    SECURITIES AVAILABLE FOR SALE

The amortized cost and estimated fair value of securities available for sale at December 31, 1999 and 1998, summarized by contractual maturity, are as follows:

                                                      GROSS            GROSS         ESTIMATED
                                  AMORTIZED         UNREALIZED       UNREALIZED        FAIR
                                    COST              GAINS           (LOSSES)         VALUE
                                 --------------    ------------     ------------    ----------
                                                               1999
                                 -------------------------------------------------------------
U.S. Treasury and
 other U.S. Government
 agencies and corporations:
    Due within one year          $          --     $        --       $       --     $       --
    Due after one year
      through five years            11,654,751              --         (347,662)     11,307,089
    Due after five years
      through ten years              1,548,766              --          (28,818)      1,519,948
    Due after ten years                486,636           4,733               --         491,369
                                 -------------     -----------       ----------     -----------
                                 $  13,690,153     $     4,733       $ (376,480)    $13,318,406
Equity securities                      199,850              --               --         199,850
                                 -------------     -----------       ----------     -----------
                                 $  13,890,003     $     4,733       $ (376,480)    $13,518,256
                                 =============     ===========       ==========     ===========

                                                               1998
                                 --------------------------------------------------------------
U.S. Treasury and
  other U.S. Government
  agencies and corporations:
    Due after one year
      through five years         $   1,350,052     $      820         $  (4,575)    $ 1,346,297
    Due after five years
      through ten years              2,433,160            701           (13,246)      2,420,615
                                 -------------     -----------        ---------     -----------
                                 $   3,783,212     $    1,521         $ (17,821)    $ 3,766,912
Equity securities                      221,300             --                --         221,300
                                 -------------     -----------        ---------     -----------
                                 $   4,004,512     $    1,521         $ (17,821)    $ 3,988,212
                                 =============     ===========        =========     ===========

Actual maturities may differ from contractual maturities because borrowers have the right to call or prepay some obligations with or without call or prepayment penalties.

Securities carried at $1,750,000 and $600,630 at December 31, 1999 and 1998, respectively, were pledged to secure public monies as required by law.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3. LOANS AND ALLOWANCE FOR LOAN LOSSES

Major classifications of loans are as follows:

                                                                                      DECEMBER 31,
                                                                       ------------------------------------
                                                                             1999                  1998
                                                                       -----------------     --------------
           Commercial                                                  $      15,812,035     $    5,639,371
           Commercial real estate                                             11,010,355          5,307,686
           Residential real estate construction                                       --          1,424,809
           Consumer                                                            4,216,525            397,452
                                                                       -----------------     --------------
                                                                       $      31,038,915     $   12,769,318
           Allowance for credit losses                                           363,000            132,000
                                                                       -----------------     --------------
                                                                       $      30,675,915     $   12,637,318
                                                                       =================     ==============

Changes in the allowance for credit losses are as follows:

                                                                                             FOR THE PERIOD
                                                                         FOR THE               FROM JUNE 8,
                                                                       YEAR ENDED              1998 THROUGH
                                                                       DECEMBER 31,           DECEMBER 31,
                                                                           1999                   1998
                                                                       ------------          --------------
           Balance, beginning                                          $    132,000           $        --
           Provision charged to operations                                  231,000               132,000
                                                                       ------------           -----------
           Balance, ending                                             $    363,000           $   132,000
                                                                       ============           ===========

        The Corporation has had no loans charged off since its inception.

NOTE 4.    BANK PREMISES AND EQUIPMENT

           Bank premises and equipment consist of the following:

                                                                                     DECEMBER 31,
                                                                        ---------------------------------
                                                                              1999                1998
                                                                        ---------------      ------------
           Leasehold improvements                                        $      213,689      $    207,506
           Furniture and equipment                                              199,004           188,725
           Computers                                                            117,994           100,957
           Software                                                              53,974            33,790
           Premises and equipment in process                                    247,813                --
                                                                        ---------------      ------------
                                                                         $      832,474      $    530,978
           Less: Accumulated depreciation                                       118,496            37,815
                                                                        ---------------      ------------
                                                                         $      713,978      $    493,163
                                                                        ===============      ============

Depreciation and amortization charged to operations totaled $80,681 for the year ended December 31, 1999 and $37,815 for the period from June 8, 1998 through December 31, 1998.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5. DEPOSITS

Interest-bearing deposits consist of the following:

                                                                         DECEMBER 31,
                                                            ------------------------------------
                                                                  1999                1998
                                                            -----------------     --------------
NOW accounts                                                $       3,009,059     $    1,081,863
Savings accounts                                                      319,140            193,680
Money market accounts                                              16,863,493          5,693,045
Certificates of deposit under $100,000                              4,347,889          1,200,470
Certificates of deposit $100,000 and over                           4,790,576          2,103,957
Individual retirement accounts                                        272,112             14,000
                                                            -----------------     --------------
                                                            $      29,602,269     $   10,287,015
                                                            =================     ==============

At December 31, 1998, the scheduled maturities of time deposits are as follows:

YEARS ENDING DECEMBER 31,
-------------------------
       2000                                     $8,014,085
       2001                                        927,783
       2002                                         65,641
       2003                                        113,041
       2004 and thereafter                         290,027
                                                 ---------
                                                $9,410,577
                                                 =========


NOTE 6. INCOME TAXES

Significant components of the Corporation's deferred tax assets consist of the following:

                                                                       DECEMBER 31,
                                                              -----------------------------
                                                                   1999           1998
                                                              ------------    -------------
Deferred tax assets:
 Provision for loan losses                                     $     42,840     $   13,552
 Unrealized loss on securities available for sale                   126,394          5,542
 Amortization of organization and start-up costs                     56,344         76,748
 Other                                                                2,074          1,020
 Net operating loss carryforward                                    105,171        145,890
                                                               ------------     ----------
                                                               $    332,823     $  242,752
  Deferred tax liabilities:
 Depreciation                                                        13,565             --
                                                               ------------     ----------
                                                               $    319,258     $  242,752
 Less valuation allowance                                           192,864        237,210
                                                               ------------     ----------
                                                               $    126,394     $    5,542
                                                               ============     ==========

The Corporation has a net operating loss carryforward totaling $254,967 that is available until December 31, 2018, to offset future taxable income.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 7. LEASE COMMITMENTS AND TOTAL RENTAL EXPENSE

The Corporation leases its facilities under operating leases expiring at various dates through 2007. The leases provide that the Corporation pay as additional rent, its proportionate share of real estate taxes, insurance, and other operating expenses. The leases contain a provision for annual increases of 3%. Total rental expense for the year ended December 31, 1999 was $168,326 and $92,794 for the period from June 8, 1998 through December 31, 1998.

The minimum lease commitments for the next five years and thereafter are:

YEARS ENDING DECEMBER 31,
-------------------------
       2000                               $176,092
       2001                                181,375
       2002                                186,816
       2003                                192,421
       2004                                184,408

NOTE 8. STOCK OPTION PLANS

EMPLOYEE STOCK OPTION PLAN

The Corporation has a stock option plan (Plan) for key employees, which is accounted for in accordance with Accounting Principles Board (APB) Opinion 25, "Accounting for Stock Issued to Employees," and related interpretations. The Plan provides that 66,880 shares of the Corporation's common stock will be reserved for both incentive stock options and non-qualified stock options to purchase common stock of the Corporation. The exercise price per share for incentive stock options and non-qualified stock options shall not be less than the fair market value of a share of common stock on the date of grant, and may be exercised in increments commencing after the date of grant. Each incentive and non-qualified stock option granted under this plan shall expire not more than ten years from the date the option is granted.

Had compensation cost for the Corporation's employee stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method prescribed by FASB Statement No. 123, the Corporation's net income and earnings per share would have been adjusted to the pro forma amounts indicated below:

                                                                1999           1998
                                                              ---------     ----------
Net income                         As reported                $125,444      $(452,482)
                                   Pro forma                  $ 71,021      $(486,439)

Earnings per share                 As reported                $   0.17      $   (0.61)
                                   Pro forma                  $   0.10      $   (0.66)

Earnings per share                 As reported                $   0.17      $   (0.61)
  assuming dilution                Pro forma                  $   0.09      $   (0.66)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The fair value of each option  grant is estimated on the date of grant using the
Black-Scholes   option-pricing   model  with  the   following   weighted-average
assumptions:

                                                 1999          1998
                                             -------------  -----------
Dividend yield                                        0.0%         0.0%
Expected life                                     10 years     10 years
Expected volatility                                  0.50%        0.50%
Risk-free interest rate                              5.83%        4.50%

A summary of the status of the Corporation's employee stock option plan is presented below:

                                                 1999                        1998
                                             -------------               -----------
                                                WEIGHTED                   WEIGHTED
                                                AVERAGE                    AVERAGE
                                                EXERCISE                   EXERCISE
                                          -------------------        ---------------------
                                           SHARES      PRICE          SHARES       PRICE
                                          --------   --------        --------     --------
Outstanding at beginning of year            46,880   $  10.00             --      $     --
Granted                                      3,000      10.00         46,880         10.00
                                          --------   --------        --------     --------
Outstanding at end of year                  49,880      10.00         46,880         10.00
                                          ========   ========        ========     ========
Options exercisable at year end             16,624                        --
Weighted average fair value of
  options granted during the year         $   4.37                  $   3.59

DIRECTOR STOCK OPTION PLAN

In 1999, the Corporation adopted a stock option plan in which options for 66,880 shares of common stock were reserved for issuance. The stock option plan required that options be granted at an exercise price equal to at least 100% of the fair market value of the common stock on the date of grant. Options may be exercised in increments commencing after the date of grant and shall expire not more than ten years from the date the option is granted.

A summary of the status of the Corporation's director stock option plan is presented below:

                                                                 1999
                                                      ---------------------------
                                                                         WEIGHTED
                                                                         AVERAGE
                                                                         EXERCISE
                                                         SHARES           PRICE
                                                      ------------      ---------
Fixed Options:
  Outstanding at beginning of year                              --       $     --
  Granted                                                   57,200          10.00
                                                     -------------
  Outstanding at end of year                                57,200          10.00
                                                     =============

Options exercisable at year end                             19,067

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Information pertaining to options outstanding at December 31, 1999 is as follows:

                                     OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
                                  -----------------------------      ------------------------
 WEIGHTED
  AVERAGE                                          WEIGHTED                         WEIGHTED
 REMAINING                                         AVERAGE                           AVERAGE
CONTRACTUAL      RANGE OF           NUMBER         EXERCISE              NUMBER     EXERCISE
   LIFE       EXERCISE PRICES     OUTSTANDING       PRICE             EXERCISABLE     PRICE
-----------   ---------------    -------------    ----------        -------------- ----------
 8.5 yrs.     $       10.00            46,880     $   10.00                15,626   $   10.00
 9.5 yrs.     $       10.00             3,000     $   10.00                   998   $   10.00
9.75 yrs.     $       10.00            57,200     $   10.00                19,067   $   10.00


NOTE 9. 401(K) PLAN

Effective January 1, 1999, the Corporation adopted a Section 401(k) plan covering employees meeting certain eligibility requirements as to minimum age and years of service. Employees may make voluntary contributions to the 401(k) plan through payroll deductions on a pre-tax basis. The Corporation may make discretionary contributions to the 401(k) plan based on its earnings. The employer's contributions are subject to a vesting schedule requiring the completion of five years of service before these benefits become vested. A participant's 401(k) plan account, together with investment earnings thereon, is distributable following retirement, death, disability or other termination of employment under various payout options.


NOTE 10. STOCKHOLDERS' EQUITY

CAPITAL

The Corporation (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's and Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999 and 1998, that the Corporation and the Bank met all capital adequacy requirements to which they are subject.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


As of December 31, 1999, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank's category. The Corporation's and the Bank's actual capital amounts and ratios as of December 31, 1999 and 1998 are also presented in the table.



                                                          REQUIRED FOR CAPITAL
                                   ACTUAL                  ADEQUACY PURPOSES
                               -------------          --------------------------
                               AMOUNT   RATIO            AMOUNT             RATIO
                               ------   -----         ----------          ---------
                                                             (Amount in Millions)
As of December 31, 1999:
  Total Capital (to Risk
    Weighted Assets):
      Consolidated              $7,208     21.4%  greater than          greater than
                                                  or equal to  $2,700   or equal to    8.0%
      James Monroe Bank         $7,254     21.5%  greater than          greater than
                                                  or equal to  $2,700   or equal to    8.0%
  Tier 1 Capital (to Risk
    Weighted Assets):
      Consolidated              $6,845     20.3%  greater than          greater than
                                                  or equal to  $1,350   or equal to    4.0%
      James Monroe Bank         $6,891     20.4%  greater than          greater than
                                                  or equal to  $1,350   or equal to    4.0%
  Tier 1 Capital (to
    Average Assets):
      Consolidated              $6,845     13.9%  greater than          greater than
                                                  or equal to  $1,470   or equal to    3.0%
      James Monroe Bank         $6,891     14.0%  greater than          greater than
                                                  or equal to  $1,470   or equal to    3.0%
As of December 31, 1998:
  Total Capital (to Risk
    Weighted Assets             $6,801     44.7%  greater than          greater than
                                                  or equal to  $1,217   or equal to    8.0%
  Tier 1 Capital (to Risk
    Weighted Assets)            $6,669     43.8%  greater than          greater than
                                                  or equal to  $  609   or equal to    4.0%
  Tier 1 Capital (to
    Average Assets)             $6,669     30.6%  greater than          greater than
                                                  or equal to  $  873   or equal to    4.0%




                                               REQUIRED
                                                TO BE
                                           WELL CAPITALIZED
                                         --------------------
                                      AMOUNT              RATIO
                                     ---------           -------
As of December 31, 1999:
  Total Capital (to Risk
    Weighted Assets):
      Consolidated                              N/A

      James Monroe Bank          greater than           greater than
                                 or equal to  $3,375    or equal to  10.0%
  Tier 1 Capital (to Risk
    Weighted Assets):
      Consolidated                              N/A

      James Monroe Bank          greater than           greater than
                                 or equal to  $2,025    or equal to   6.0%
  Tier 1 Capital (to
    Average Assets):
      Consolidated                              N/A

      James Monroe Bank          greater than           greater than
                                 or equal to  $1,474    or equal to   3.0%
As of December 31, 1998:
  Total Capital (to Risk
    Weighted Assets              greater than           greater than
                                 or equal to  $1,522    or equal to  10.0%
  Tier 1 Capital (to Risk
    Weighted Assets)             greater than           greater than
                                 or equal to  $  913    or equal to   6.0%
  Tier 1 Capital (to
    Average Assets)              greater than           greater than
                                 or equal to  $1,091    or equal to   5.0%



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


RESTRICTION ON DIVIDENDS

The approval of the Bank's regulatory agencies is required to pay dividends which exceed the Bank's net profits for the current year plus its retained net profits for the preceding two years. The Bank did not pay any dividends during the year ended December 31, 1999.


NOTE 11. COMMITMENTS AND CONTINGENCIES

The Corporation's financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate risk and liquidity risk. These commitments and contingent liabilities are commitments to extend credit, stand-by letters of credit and revolving lines of credit. A summary of the notional amount of the Corporation's commitments and contingent liabilities is as follows:

                                                           1999             1998
                                                     ---------------    -----------
Commitments to extend credit                         $     8,589,750    $ 6,639,388
Stand-by letters of credit                           $        47,000    $    52,500

Commitments to extend credit and stand-by letters of credit include exposure to some credit loss in the event of nonperformance of the customer. The
Corporation's credit policies and procedures for credit commitments and financial guarantees are the same as those for extensions of credit that are recorded on the balance sheets. Because these instruments have fixed maturity dates, and because many of them expire without being drawn upon, they do not generally present any significant liquidity risk to the Bank.

The Corporation has entered an agreement to invest a minimum of $57,500 in the Virginia Bankers Insurance Center, LLC. As of December 31, 1999, $5,750 had been invested.


NOTE 12. TRANSACTIONS WITH DIRECTORS AND OFFICERS

The Corporation has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors and principal officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties). In the opinion of management, such loans are made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. They do not involve more than normal credit risk or present other unfavorable features.

Aggregate loan balances with related parties totaled $735,719 and $666,903 at December 31, 1999 and 1998, respectively. During the year ended December 31, 1999, total principal additions were $935,000 and total principal payments were $866,184.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 13. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

CASH AND SHORT-TERM INVESTMENTS For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

INVESTMENT  SECURITIES   Fair values are based on quoted  market  prices.  If a
quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

LOANS RECEIVABLE Fair value for performing loans is calculated by discounting estimated cash flows using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Fair value for non-performing loans is based on the lesser of estimated cash flows which are discounted using a rate commensurate with the risk associated with the estimated cash flows, or values of underlying collateral.

DEPOSIT LIABILITIES The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

ACCRUED INTEREST The carrying amounts of accrued interest approximate fair value.

The estimated fair values of the Corporation's financial instruments at December 31, 1999 and 1998 are as follows:

                                           DECEMBER 31, 1999                DECEMBER 31, 1998
                                 ---------------------------------   --------------------------------
                                    CARRYING             FAIR          CARRYING           FAIR
                                     AMOUNT              VALUE          AMOUNT           VALUE
                                 ----------------  ---------------   ---------------  ---------------
Financial assets:
 Cash and due from banks         $      2,640,520  $     2,640,520   $     1,305,528  $     1,305,528
 Federal funds sold                     1,537,000        1,537,000         4,967,000        4,967,000
 Investment securities                 13,518,256       13,518,256         3,988,212        3,988,212
 Loans                                 30,675,915       31,586,141        12,637,318       12,744,518
 Accrued interest                         345,794          345,794            87,686           87,686
                                 ----------------  ---------------   ---------------  ---------------
                                 $     48,717,485  $    49,627,711   $    22,985,744  $    23,092,944
                                 ================  ===============   ===============  ===============

Financial liabilities:
 Deposits                        $     42,819,063  $    42,807,489   $    16,780,997  $    16,798,906
 Accrued interest                          73,441           73,441            26,757           26,757
                                 ----------------  ---------------   ---------------  ---------------
                                 $     42,892,504  $    42,880,930   $    16,807,754  $    16,825,663
                                 ================  ===============   ===============  ===============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 14.  LINES OF CREDIT

The Bank has unsecured lines of credit with correspondent banks totaling $5,000,000 available for overnight borrowing. There were no amounts drawn on these lines at December 31, 1999 and 1998.


NOTE 15. EARNINGS PER SHARE

The following data shows the amounts used in computing earnings per share and the effect on the weighted average number of shares of dilutive potential common stock. The potential common stock did not have a significant impact on net income.

                                                        1999           1998
                                                     ----------    -----------
 Weighted average number of common
  shares, basic                                         742,028        737,590
 Effect of dilutive stock options                         8,924             --
                                                     ----------    -----------
 Weighted number of common shares
  and dilutive potential common stock
  used in diluted EPS                                   750,952         37,590
                                                     ==========    ===========

                   UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 31, 2000

                         JAMES MONROE BANCORP, INC.
                               AND SUBSIDIARY

                         CONSOLIDATED BALANCE SHEETS


                                                                                                            (Unaudited)
                                                                                                 MARCH 31,               MARCH 31,
                                                                                                   2000                    1999
                                                                                               ------------            -------------

                 ASSETS

Cash and due from banks                                                                        $  2,875,420            $  1,667,190
Federal funds sold                                                                                5,328,000               3,157,000
Securities available for sale at fair value                                                      14,558,049               8,575,180
Loans, net of allowance for loan losses of $419,200 in 2000
     and $192,000 in 1999                                                                        37,159,429              17,897,692
Bank premises and equipment, net                                                                    715,352                 483,567
Accrued interest receivable                                                                         409,667                 226,966
Other assets                                                                                        212,658                  53,819
                                                                                               ------------            ------------

                                                                                               $ 61,258,575            $ 32,061,414
                                                                                               ============            ============

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
  Deposits:
     Noninterest-bearing deposits                                                              $ 17,723,361            $  5,654,519
     Interest-bearing deposits                                                                   36,625,445              19,604,788
                                                                                               ------------            ------------
            Total deposits                                                                       54,348,806              25,259,307
  Accrued interest payable and other liabilities                                                    228,344                 167,434
                                                                                               ------------            ------------
            Total liabilities                                                                    54,577,150              25,426,741

COMMITMENTS AND CONTINGENCIES                                                                            --                      --

STOCKHOLDERS' EQUITY
  Common stock, $1 par value; authorized 2,000,000 shares;
     issued and outstanding 744,290 in 2000 and 737,590 in 1999                                     744,290                 742,590
  Capital surplus                                                                                 6,698,610               6,683,310
  Retained earnings (deficit)                                                                      (469,158)               (740,736)
  Accumulated other comprehensive (loss)                                                           (292,317)                (50,491)
                                                                                                   --------                 -------
            Total stockholders' equity                                                            6,681,425               6,634,673
                                                                                               ------------            ------------

                                                                                               $ 61,258,575            $ 32,061,414
                                                                                               ============            ============



                            JAMES MONROE BANCORP, INC.
                                  AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME



                                                                                                (Unaudited)
                                                                                 FOR THE QUARTER         FOR THE QUARTER
                                                                                       ENDED                   ENDED
                                                                                     MARCH 31,               MARCH 31,
                                                                                       2000                    1999
                                                                                 ---------------         ---------------
INTEREST INCOME:
  Loans, including fees                                                             $  757,471             $  340,433
  Securities, taxable                                                                  223,823                122,171
  Federal funds sold                                                                    39,990                 48,529
                                                                                    ----------             ----------
       Total interest income                                                         1,021,284                511,133

INTEREST EXPENSE, deposits                                                             364,548                148,403
                                                                                    ----------             ----------

       Net interest income                                                             656,736                362,730

PROVISION FOR LOAN LOSSES                                                               56,200                 60,000
                                                                                    ----------             ----------

       Net interest income after provision for loan losses                             600,536                302,730

NONINTEREST INCOME:
  Service charges and fees                                                              48,201                 12,992
  Other                                                                                 15,620                  5,734
                                                                                    ----------             ----------
       Total noninterest income                                                         63,821                 18,726

NONINTEREST EXPENSES:
  Salaries and wages                                                                   253,511                145,159
  Employee benefits                                                                     36,443                 23,199
  Occupancy expenses                                                                    66,452                 54,065
  Equipment expenses                                                                    43,395                 23,452
  Other operating expenses                                                             152,655                109,814
       Total noninterest expenses                                                      552,456                355,689
                                                                                    ----------             ----------

       Income (loss) before income taxes                                               111,901                (34,233)
PROVISION FOR INCOME TAXES                                                                  --                     --
                                                                                    ----------             ----------

       Net income (loss)                                                            $  111,901             $  (34,233)
                                                                                    ==========             ==========

EARNINGS PER SHARE, basic and assuming dilution                                     $     0.15             $    (0.46)
                                                                                    ==========             ==========


      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
            For the Quarters Ended March 31, 2000 and March 31, 1999
                                   (Unaudited)


                                                                                        ACCUMULATED
                                                                                          OTHER
                                                                           RETAINED       COMPRE-        COMPRE-          TOTAL
                                                COMMON       CAPITAL       EARNINGS       HENSIVE        HENSIVE      STOCKHOLDERS'
                                                STOCK        SURPLUS       (DEFICIT)       (LOSS)         INCOME         EQUITY
                                              ---------    -----------    ----------    -----------      -------      -------------

BALANCE, DECEMBER 31, 1999                    $ 742,590    $ 6,683,310    $ (581,059)    $ (245,595)                   $ 6,599,246
   Comprehensive (loss):
      Net income                                                             111,901                     $ 111,901         111,901
      Net change in unrealized (losses)
         on available for sale securities,
         net of deferred taxes of $24,821                                                   (46,722)       (46,722)        (46,722)
                                                                                                         ---------
   Total comprehensive (loss)                                                                            $  65,179
                                                                                                         =========
   Exercise of stock options                      1,700         15,300            --             --                         17,000
                                              ---------    -----------    ----------     ----------                    -----------
BALANCE, MARCH 31, 2000                       $ 744,290    $ 6,698,610    $ (469,158)    $ (292,317)                   $ 6,681,425
                                              =========    ===========    ==========     ==========                    ===========



                                                                                        ACCUMULATED
                                                                                          OTHER
                                                                           RETAINED       COMPRE-        COMPRE-          TOTAL
                                                COMMON       CAPITAL       EARNINGS       HENSIVE        HENSIVE      STOCKHOLDERS'
                                                STOCK        SURPLUS       (DEFICIT)       (LOSS)         INCOME         EQUITY
                                              ---------    -----------    ----------    -----------      -------      -------------

BALANCE, DECEMBER 31, 1998                    $ 737,590    $ 6,638,310    $ (706,503)    $  (10,758)                   $ 6,658,639
   Comprehensive (loss):
      Net loss                                                               (34,233)                    $ (34,233)        (34,233)
      Net change in unrealized (losses)
         on available for sale securities,
         net of deferred taxes of $20,468                                                   (39,733)       (39,733)        (39,733)
                                                                                                         ---------
   Total comprehensive (loss)                                                                            $ (73,966)
                                                                                                         =========
   Issuance of common stock                       5,000         45,000                                                 $    50,000
                                              ---------    -----------    ----------     ----------                    -----------
BALANCE, MARCH 31, 1999                       $ 742,590    $ 6,683,310    $ (740,736)    $  (50,491)                   $ 6,634,673
                                              =========    ===========    ==========     ==========                    ===========


                           JAMES MONROE BANCORP, INC.
                                 AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                      (Unaudited)
                                                                                          FOR THE QUARTER       FOR THE QUARTER
                                                                                               ENDED                  ENDED
                                                                                             MARCH 31,              MARCH 31,
                                                                                                2000                  1999
                                                                                          ---------------       ---------------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)                                                                       $    111,901          $    (34,233)
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
      Depreciation and amortization                                                             30,714                18,957
      Provision for loan losses                                                                 56,200                60,000
      (Increase) in accrued interest receivable                                                (63,873)             (139,280)
      Amortization of bond premium                                                                 151                 1,853
      Accretion of bond discount                                                                (2,541)                 (271)
      (Increase) in other assets                                                                (2,298)               (3,697)
      Increase in accrued interest and other liabilities                                        28,598                98,508
                                                                                          ------------          ------------
        Net cash provided by operating activities                                         $    158,852          $      1,837
                                                                                          ------------          ------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of securities available for sale                                              $ (1,143,424)         $ (4,998,750)
  Proceeds from calls and maturities of securities available for sale                           35,531               350,000
  Purchases of premises and equipment                                                          (32,088)               (9,361)
  (Increase) decrease in Federal funds sold                                                 (3,791,000)            1,810,000
  Net (increase) in loans                                                                   (6,539,714)           (5,320,374)
                                                                                          ------------          ------------
        Net cash (used in) investing activities                                           $(11,470,695)         $ (8,168,485)
                                                                                          ------------          ------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in demand deposits, savings deposits
    and money market accounts                                                             $  5,437,593          $  7,698,348
  Net increase in time deposits                                                              6,092,150               779,962
  Proceeds from issuance of common stock                                                        17,000                50,000
                                                                                          ------------          ------------
        Net cash provided by financing activities                                         $ 11,546,743          $  8,528,310
                                                                                          ------------          ------------

        Increase (decrease)in cash and due from banks                                     $    234,900          $    361,662

CASH AND DUE FROM BANKS
  Beginning                                                                                  2,640,520             1,305,528
                                                                                          ------------          ------------

  Ending                                                                                  $  2,875,420          $  1,667,190
                                                                                          ============          ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION,
  cash payments for interest paid to depositors                                           $    364,548          $    148,482
                                                                                          ============          ============

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES,

  unrealized (loss) on securities available for sale                                      $     71,543          $     60,201
                                                                                          ============          ============


                          NOTES TO FINANCIAL STATEMENTS


1.   GENERAL

The accompanying unaudited consolidated financial statements of James Monroe Bancorp, Inc. and its subsidiaries (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information. All significant intercompany balances and transactions have been eliminated. In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments and reclassifications consistently of a normal and recurring nature considered necessary to present fairly the financial positions as of March 31, 2000 and December 31, 1999, and the results of operations and cash flows for three months ended March 31, 2000 and 1999.

Operating results for the three month period ended March 31, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000.

                                     [LOGO]





                           JAMES MONROE BANCORP, INC.




                                 _______ SHARES


                                  COMMON STOCK



                                   Prospectus

                                ___________, 2000





         JAMES MONROE BANCORP HAS NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE OFFERING THAT DIFFERS FROM, OR ADDS TO, THE INFORMATION IN THIS PROSPECTUS OR IN ITS DOCUMENTS THAT ARE PUBLICLY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THEREFORE, IF ANYONE DOES GIVE YOU DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT. THE DELIVERY OF THIS PROSPECTUS AND/OR THE SALE OF SHARES OF COMMON STOCK DO NOT MEAN THAT THERE HAVE NOT BEEN ANY CHANGES IN JAMES MONROE BANCORP'S CONDITION SINCE THE DATE OF THIS PROSPECTUS. IF YOU ARE IN A JURISDICTION WHERE IT IS UNLAWFUL TO OFFER TO SELL, OR TO ASK FOR OFFERS TO BUY, THE SECURITIES OFFERED BY THIS PROSPECTUS, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT SUCH ACTIVITIES, THEN THE OFFER PRESENTED BY THIS PROSPECTUS DOES NOT EXTEND TO YOU. THIS PROSPECTUS SPEAKS ONLY AS OF ITS DATE EXCEPT WHERE IT INDICATES THAT ANOTHER DATE APPLIES.

UNTIL __________________, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

         The Articles of Incorporation of James Monroe Bancorp provide that James Monroe Bancorp shall indemnify its officers and directors against all claims, liabilities, judgments, settlements, costs and expenses (including attorney's fees) resulting from any action suit, proceeding or claim to which such person is a party as a result of having been an officer or director if not grossly negligent in such person's actions, such person conducted himself in good faith and believed (a) in the case of such person's official capacity, that his conduct was in the best interests of the corporation, (b) in all other cases that his conduct was at least not opposed to its best interests; and (c) in the case of any criminal proceeding, that he had no reasonable cause to believe that his conduct was unlawful. The indemnification provided by the Articles of Incorporation is not exclusive of any right to indemnification which any person may be entitled to under any bylaw, resolution, agreement, vote of stockholders or provision of law. No indemnification may be made where indemnification would be in violation of Virginia law.

Item 25.  Other Expenses of Issuance and Distribution

         The estimated  expenses  payable by James Monroe  Bancorp in connection
with  the  offering  described  in  this  Registration   Statement  (other  than
underwriting discounts and commissions) are as follows:

SEC registration fee                                                  $   1,848
Blue Sky qualification fees and expenses                                  3,500
Printing, engraving & Edgar expenses                                     17,500
Legal fees and expenses                                                  50,000
Accounting fees and expenses                                             20,000
Other                                                                    17,152
                                                                         ------
         Total                                                         $110,000
                                                                       ========

Item 26.  Recent Sales of Unregistered Securities.

         During the past three years, James Monroe Bancorp has not sold any securities without registration under the Securities Act of 1933, except for the initial issuance of shares of its common stock, par value $1.00 per share, as of July 1, 1999, in connection with the establishment of the company as the one bank holding company for James Monroe Bank. The company relied upon the exemption provided by Section 3(a)(12) of the Securities Act of 1933. In connection with that reorganization transaction, each share of outstanding common stock of James Monroe Bank was converted into one share of James Monroe Bancorp common stock, and each shareholder retained the same percentage ownership interest in James Monroe Bancorp as such shareholder had in James Monroe Bank. Each outstanding option to purchase shares of James Monroe Bank common stock was converted into an identical option to purchase shares of James Monroe Bancorp. No shares of James Monroe Bancorp common stock or other authorized class of securities were sold for cash, and no underwriter, broker or dealer was involved in connection with the reorganization and conversion of shares.

         Prior to establishment of James Monroe Bancorp as the holding company for James Monroe Bank, on June 8, 1998, James Monroe Bank consummated the sale of 737,590 shares of its common stock, par value $5.00 per share through an offering to members of the general public. All shares were sold at a price of $10.00 per share, resulting in net proceeds to the Bank of approximately $7.4 million. The bank relied upon the exemption for bank securities provided by
Section 3(a)(2) of the Securities Act of 1933. No underwriter, broker or dealer was involved in the offerings.

         On February 10, 1999, James Monroe Bank sold 5,000 of its common stock to an individual in connection with his joining the Board of Directors at a price of $10.00 per share. The bank relied on the exemption for bank securities provided by Section 3(a)(2) of the Securities Act of 1933. On February 10, 2000, Director Dr. Alvin Nashman exercised his 1,700 vested option shares at a price of $10.00 per share.

Item 27.  Exhibits.

         Number            Description
         ------            -----------
         3(a)              Articles of Incorporation of James Monroe Bancorp, as amended

         3(b)              Bylaws of James Monroe Bancorp

         5(a)              Opinion of Kennedy, Baris & Lundy, L.L.P.

         10(a)             Employment contract between James Monroe Bancorp and John R. Maxwell

         10(b)             James Monroe Bancorp1998 Management Incentive Stock Option Plan

         10(c)             James Monroe Bancorp1999 Director's Stock Option Plan

         16                Letter of Keller Bruner & Company, LLP, pursuant to Item 304 of Regulation S-B

         21                Subsidiaries of the Registrant

         The sole subsidiary of James Monroe Bancorp is James Monroe Bank, organized under the laws of Virginia.

         23(a)             Consent of Yount, Hyde & Barbour, P.C., Independent Auditors

         23(b)             Consent of Kennedy, Baris & Lundy, L.L.P., included in Exhibit 5

         24                Power of Attorney

         27.1              Financial Data Schedule (December 31, 1999)

         27.2              Financial Data Schedule (March 31, 2000)

         99(a)             Form of Subscription Agreement

         99(b)             Form of Escrow Agreement

--------------------------

Item 28.  Undertakings.  The Registrant hereby undertakes that it will:

         (1) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to: (i) include any prospectus required by section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) include any additional or changed material information on the plan of distribution.

         (2) for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Arlington, State of Virginia, on, May 26, 2000.

                                       JAMES MONROE BANCORP, INC.



                                       By:  /s/ John R. Maxwell
                                           -----------------------------------
                                           John R. Maxwell, President
                                                and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

       SIGNATURE                                            TITLE                                   DATE

 /s/ Fred A. Burroughs, III*                       Director                                      May 26, 2000
---------------------------------------------
Fred A. Burroughs, III


 /s/ Terry L. Collins*                             Director                                      May 26, 2000
---------------------------------------------
Dr. Terry L. Collins


 /s/ Norman P. Horn*                               Director                                      May 26, 2000
---------------------------------------------
Norman P. Horn


 /s/ David C. Karlgaard*                           Director                                      May 26, 2000
---------------------------------------------
Dr. David C. Karlgaard


                                                   Director                                      ________, 2000
---------------------------------------------
Richard C. Litman


 /s/ John R. Maxwell                               President, Chief Executive Officer            May 26, 2000
---------------------------------------------      and Director (Principal Executive Officer)
John R. Maxwell


 /s/ Alvin E. Nashman*                             Director                                      May 26, 2000
---------------------------------------------
Dr. Alvin E. Nashman


                                                   Director                                      ________, 2000
---------------------------------------------
Helen L. Newman


                                                   Director                                      _______, 2000
---------------------------------------------
Thomas L. Patterson


 /s/ David W. Pijor*                               Chairman of the Board of Directors            May 26, 2000
---------------------------------------------
David W. Pijor


 /s/ Russell E. Sherman*                           Director                                      May 26, 2000
---------------------------------------------
Russell E. Sherman


 /s/ Richard I. Linhart                            Chief Operating Officer, Secretary            May 26, 2000
---------------------------------------------      (Principal Accounting and Financial Officer)
Richard I. Linhart

* By John R. Maxwell as Attorney-in-Fact